EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

GAHC3 CHORUS SENIOR HOUSING PORTFOLIO, LLC (“Purchaser”),
CABA SH INVESTORS, LLC (“Bon Air Landlord”),
and
CABA OPERATIONS, LLC (“Bon Air Tenant”),

May 6, 2015

TABLE OF CONTENTS

ARTICLE I. PURCHASE AND SALE		8
1.1	Transfer of Assets at the Closing	8
1.2	Excluded Assets	9
1.3	Closing Mechanics	10
1.4	Purchase Price	10
1.5	Payment of Purchase Price	11
1.6	Assumed Liabilities and Excluded Liabilities	12
1.7	Allocation of Purchase Price	13
1.8	Diligence Period	13
ARTICLE II. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER		14
2.1	Organization and Qualification	14
2.2	Authority; Binding Effect	14
2.3	Licenses	15
2.4	Governmental Authorities	15
2.5	Taxes	16
2.6	No Defaults or Consents	16
2.7	Contracts	17
2.8	Title to Property and Related Matters	18
2.9	Hazardous Substances	19
2.10	Patriot Act	20
2.11	Survey Reports, Etc.; Compliance with Law	21
2.12	Capital Expenditures	22
2.13	Absence of Notices	22
2.14	Resident Records	22
2.15	Advance Payments and Resident Funds	22
2.16	Census Report/Medicard and Medicare Participation	22
2.17	Licensed Beds and Units	25
2.18	Intellectual Property	26
2.19	Financial Statements	26
2.20	No Litigation	26

2.21	Absence of Certain Changes or Events	27
2.22	Condition of Assets	27
2.23	Employee and Labor Relations	27
2.24	Employee Benefit Plans	29
2.25	Inventory	31
2.26	Insurance	31
2.27	Related-Party Transactions	31
2.28	Broker	31
2.29	Provider Agreements	32
2.30	Truth of Warranties, Representations and Statements	32
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PURCHASER		32
3.1	Organization	32
3.2	Authority, Binding Effect	32
3.3	No Violation	32
3.4	Broker	33
3.5	Truth of Warranties, Representations and Statements	33
ARTICLE IV. ADDITIONAL COVENANTS OF SELLER		33
4.1	Interim Operations	33
4.2	Borrowing	34
4.3	Full Access and Disclosure	34
4.4	Consents and Satisfaction of Conditions	35
4.5	Compliance With Laws	35
4.6	Taxes	35
4.7	No Disposition of Assets	36
4.8	Further Documentation	36
4.9	Confidentiality	36
4.10	Title Insurance and Survey; Environmental Assessments	36
4.11	Financial Information	37
4.12	Certain Employment Matters	38
4.13	No Shop	38
4.14	Cost Reports	38
4.15	Employment Records; Resident Records	39
4.16	Surveys; Resolution of Audit Deficiencies; Cooperation	40

4.17	COBRA Compliance	40
4.18	Capital Expenditures	40
4.19	Changes in Representations and Warranties	40
4.20	Appointment of Sellers’ Agent	41
4.21	Intentionally Omitted	42
4.22	Transfer Agreements	42
ARTICLE V. COVENANTS OF PURCHASER		42
5.1	Confidentiality	42
5.2	Compliance with Laws	42
5.3	Books and Records	42
5.4	Cooperation	43
5.5	Regulatory Consents; Governmental Approvals	43
5.6	Further Documentation	44
5.7	Changes in Representations and Warranties	44
ARTICLE VI. OTHER COVENANTS		44
6.1	Residents Rents; Accounts Receivable; Move-In Deposits and Move-In Fees	44
6.2	Third-Party Payor Program Reimbursements	46
6.3	Transfer Matters	46
6.4	Pre-Closing Access	46
6.5	Workers’ Compensation	47
6.6	Seller’s Financial Books and Records	47
6.7	Approvals and Consents	47
6.8	Discharged Resident Records	47
6.9	Management Agreement	47
ARTICLE VII. INDEMNIFICATION		48
7.1	Indemnification by Seller	48
7.2	Indemnification by Purchaser	48
7.3	Notification of Claims and Indemnification Procedures	49
7.4	Survival of Representations, Warranties and Covenants	51
7.5	Intentionally deleted	51
7.6	Net Damages	51
7.7	Liability Limitations	51

ARTICLE VIII. CONDITIONS TO THE OBLIGATIONS OF PURCHASER		52
8.1	Representations and Warranties; Performance	52
8.2	Consents	52
8.3	No Proceeding or Litigation	53
8.4	Title Insurance	53
8.5	Material Adverse Change	53
8.6	Census Condition	53
8.7	Private Pay Status	53
8.8	Other Agreements	53
ARTICLE IX. CONDITIONS TO THE OBLIGATIONS OF SELLER		54
9.1	Representations and Warranties; Performance	54
9.2	Consents	54
9.3	No Proceeding or Litigation	54
9.4	Other Agreements	54
ARTICLE X. CLOSING		54
10.1	Closing	54
10.2	Resident Funds	56
10.3	Closing Adjustments	57
10.4	Other Costs at the Closing	58
10.5	Post-Closing Purchase Price Reconciliation	58
ARTICLE XI. CONDEMNATION; DAMAGE OR DESTRUCTION		59
11.1	Condemnation	59
11.2	Damage or Destruction	60
ARTICLE XII. TERMINATION; REMEDIES		61
12.1	Termination Events	61
12.2	Opportunity to Cure	62
12.3	Effect of Termination; Remedies	62
12.4	DAMAGES	63
ARTICLE XIII. MISCELLANEOUS PROVISIONS		64
13.1	Amendment and Modification	64
13.2	Joint and Several Liability	64
13.3	Waiver of Compliance; Consent	64
13.4	Notices	64

13.5	Expenses	65
13.6	Attorneys’ Fees	65
13.7	Assignment	65
13.8	Governing Law	66
13.9	Business Day	66
13.10	Counterparts; Electronic/Facsimile Signature	66
13.11	Headings; Use of Terms; Section References	66
13.12	Entire Agreement	66
13.13	Warranty of Authority	66
13.14	Schedules	67
13.15	Time of the Essence	67
13.16	Representation by Counsel	67
13.17	Reliance	67
13.18	Publicity	67
13.19	Jurisdiction; Waiver of Jury Trial	67
13.20	Knowledge	68
13.21	Cooperation with Audit	68

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of this 6th of May, 2015 (the “Date of Execution”), is made and entered into by and among GAHC3 Chorus Senior Housing Portfolio, LLC, a organized under the laws of the State of Delaware (“Purchaser”), CABA SH Investors, LLC, a limited liability company organized under the laws of the State of Virginia (“Bon Air Landlord”) and CABA Operations, LLC, a Virginia limited liability company organized under the laws of the State of Virginia (“Bon Air Tenant”). Any of Bon Air Landlord and Bon Air Tenant may be referred to herein individually as the “Seller” and, collectively, as the “Sellers”.
RECITALS:
A.The Sellers own and operate the independent and assisted living facility located at 9100 Bon Air Crossings Drive, North Chesterfield, Virginia 23235 (the “Facility”). The Facility has the number of licensed beds and/or units set forth on Exhibit A.
B.The parties desire to enter into this Agreement pursuant to which Purchaser or entities formed by Purchaser for the purpose of acquiring the Facility (each, a “Real Estate Purchaser” and collectively, the “Real Estate Purchasers”) will acquire the Facility and will purchase, accept and assume from the Sellers, respectively, and each Seller will sell, convey, transfer and assign to such Real Estate Purchaser, the following assets (excluding therefrom, however, the Excluded Assets) (collectively, the “Real Property Assets”):
(i)    each Seller’s valid and insurable fee simple title and all other rights, title and interest of such Seller in and to the parcels of real property on which the Facility is located, such real property being more particularly described on Exhibit B, and any additional parcel(s) of real property owned by the Sellers and more particularly described on Exhibit B (collectively, the “Real Property”);
(ii)     each Seller’s fee simple title in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Real Property owned by such Seller and any construction in progress, including without limitation, all fixtures, fittings and components thereof (such as any and all elevators, partitions, ducts, motors, compressors, and the heating, ventilating, air conditioning, plumbing, sprinkler, drainage, lighting, gas, electrical and all other systems located therein) (collectively, the “Improvements”);
(iii)     all right, title and interest of each Seller in and to any alleys, strips or gores adjoining the Real Property, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Real Property owned by such Seller, and any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Real Property by reason of a change of grade thereof, and all other accessions, appurtenant rights and privileges of each Seller in and to the Real Property and the Improvements;
(iv)     all right, title and interest of each Seller (or their respective Affiliates) in and to all furniture, furnishings, equipment, computers, machinery, mechanical systems, security and alarm systems, and nurse call systems (other than automobiles, vans, buses or other vehicles) located at the

Facility owned or operated by them or used in connection therewith (collectively, the “Sellers’ Real Property FF&E”);
(v)     all right, title and interest of each Seller in and to the items of tangible personal property owned or used in connection with the Facility located at the Real Property owned or leased by such Seller; and
(vi)     to the extent in Seller’s or Seller’s Affiliates’ possession, all right, title and interest of each of them in and to the books, records, documents, surveys, reports, drawings, plans, specifications, diagrams, environmental assessments and other architectural or engineering work product related to the Real Property and Improvements owned or leased by such Seller (the “Real Property Records”).
C.The parties desire to enter into this Agreement pursuant to which Purchaser will, concurrently with the Real Estate Purchasers’ acquisition of the Real Property Assets associated with such Facility, purchase, accept and assume from the Sellers, respectively, and each Seller will sell, convey, transfer and assign to Purchaser, the following assets (excluding therefrom, however, the Excluded Assets) (collectively, the “Operating Assets”, and together with the Real Property Assets, collectively, the “Assets”); provided, however, that the parties acknowledge and agree that, following the Date of Execution but prior to Closing, Purchaser will assign to one or more entities formed by Purchaser as taxable REIT subsidiaries for the purpose of operating the Facility (individually and collectively, the “TRS Entity”) all of Purchaser’s rights hereunder to acquire the Operating Assets from the Sellers:
(i)all right, title and interest of each of the Sellers in and to all supplies, inventory, consumables, linens, pharmaceutical products and other medical goods and supplies, perishable and nonperishable food products, and other similar tangible property used in the operation of the Facility (collectively, the “Inventory”);
(ii)all Assumed Contracts and all Assumed Residency Agreements;
(iii)to the extent each Seller’s interest is assignable without violating any and all laws, rules, regulations, statutes, manual provisions, ordinances or requirements or any judgments, decrees, writs, injunctions or orders of any Governmental Authority in effect as of the Date of Execution, or as enacted or amended from time to time from the Date of Execution through the Effective Time) (“Applicable Laws”), and only to the extent the TRS Entity in its sole discretion elects to assume the same, all Licenses relating to or used in connection with the Facility or the operation thereof;
(iv)all right, title and interest of each Seller (or their respective Affiliates) in and to all Intellectual Property, including without limitation, the following: any trademarks, trade names, service marks, trade dress and all variations thereof used in connection with the operation of the Facility, specifically including the identified on Schedule 2.18; all telephone and facsimile numbers relating to the Facility (including all “800” numbers) and all e-mail addresses and domain names associated with the Facility; all post office box addresses associated with the Facility; and all software or other computer programs used in connection with the operation of the Facility;
(v)to the extent in Seller’s or Seller’s Affiliates’ possession, all books, data and records (including electronic versions thereof) related to the Facility, including emails, financial and accounting records, contacts, calendars, customer lists, referral source lists, regulatory surveys and reports, incident tracking reports, advertising and marketing materials and competitive analyses, all policy and procedure manuals (including those used for the operation of the Facility), all records and reports (except for such records and reports where transfer is prohibited by Applicable Laws) relating to any or all residents residing at the Facility from time to time on or after the Date of Execution (collectively, “Residents”), but only to the extent such Residents remain Residents on the Closing Date (collectively, “Resident Records”), all Employee Records, but only to the extent such Employee Records are for Employees who become Transitioned Employees, all leads regarding prospective Facility residents and Residents and copies of Seller’s general ledgers and trial balances, disbursement journals and records, accounts payable journals and records, cash receipts journals and records, sales journals and records, payroll journals and records, fixed asset records, financial statements, and other financial books and records related to any of the foregoing (collectively, “Books and Records”);
(vi)all right, title and interest of each Seller (or their respective Affiliates) in and to all furniture, furnishings, equipment, computers, office equipment and supplies located at the Facility (collectively, the “Sellers’ Operating FF&E”) (collectively, the Sellers’ Real Property FF&E and the Sellers’ Operating FF&E are referred to as the “FF&E”); and
(vii)all right, title and interest of each Seller (or their respective Affiliates) in any and all other items of tangible and intangible personal property used or useful in connection with the use, operation, management and maintenance of the Facility, and all goodwill of Seller associated with the businesses operated at the Facility (collectively, the “Business”).
D.Upon the consummation of Purchaser’s acquisition of the Assets, Seller or one of its Affiliates, as an eligible independent contractor (the “EIK Manager”), shall enter into a management agreement with the TRS Entity, whereby the EIK Manager shall operate the Facility on a day-to-day basis for and on behalf of the TRS Entity on the terms and subject to the conditions set forth in such management agreement (such actions and transactions, together with the Purchaser’s acquisition of the Assets, collectively, the “Transactions”).
E.For ease of reference, Appendix A contains a list of the section numbers in which capitalized terms used herein are defined.
NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
PURCHASE AND SALE
1.1    Transfer of Assets at the Closing. For and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions herein provided, at the Closing and with respect to the Facility, Seller (and, to the extent required, their respective Affiliates) shall respectively sell, convey, transfer and assign the Real Property Assets and Operating Assets owned by them to the Real Estate Purchasers and the TRS Entity designated by Purchaser, and each such Real Estate Purchaser and TRS Entity shall purchase, accept and assume the Real Property Assets and Operating Assets from Seller.

1.2    Excluded Assets. Notwithstanding anything to the contrary contained herein, the Assets shall not include the following items (collectively, the “Excluded Assets”):
(a)    All of Seller’s bank accounts, cash, cash equivalents and securities except to the extent any portion thereof is subject to the prorations or reconciliation procedures set forth herein;
(b)    All replacement and tax escrow reserves, utility deposits and workers compensation trust assets of Seller;
(c)    All prepaid expenses of Seller, including insurance prepayments;
(d)    All automobiles, vans, buses or other vehicles located at the Facility or otherwise owned, operated or used in connection therewith, as well as those other vehicles and all office furniture, computers and cell phones set forth on Schedule 1.2(d);
(e)    All accounts receivable of Seller including receivables from any Affiliate of Seller, accounts receivable relating to Residents’ fees and rents and/or services provided prior to the Effective Time, whether from any Governmental Authority, Resident or other person or entity whatsoever;
(f)    Except as otherwise expressly provided in this Agreement (including with respect to the Move-In Deposits), all refunds or reimbursements of whatever nature or description which relate to or are attributable to the period prior to the Effective Time and all deposits, escrowed funds and similar funds;
(g)    Except to the extent otherwise expressly provided in this Agreement, all claims, disputes and litigation, and all amounts of any nature or description relating thereto, to the extent such dispute, claim or litigation is related to the period prior to the Effective Time;
(h)    All of Seller’s rights and benefits under this Agreement;
(i)    All tangible and intangible property owned by the current manager of the Facility, Harmony Senior Services, LLC (“Harmony”), which is not used solely in connection with the operation of the Facility;
(j)    The rights to the use of the name “The Crossings at Bon Air” or any variations thereto, including “The Crossings” or “CABA”, which shall remain the exclusive property of the Seller (notwithstanding the foregoing, the Seller shall agree that the foregoing name may be used as the name of the Facility as long as the Facility is managed by Harmony or an affiliate of Harmony pursuant to a license agreement to be agreed upon by the parties);
(k)    Seller’s organizational documents, minute books and other books and records relating solely to the existence of each of the entities comprising Seller as separate legal entities; and
(l)    Those additional items set forth on Schedule 1.2(l).

1.3    Closing Mechanics.
(a)    Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder related to the purchase and sale of the Assets (the “Closing”) shall occur at 10:00 a.m. Pacific Time on the tenth (10th) day following the date that is the later of (i) the expiration of the Diligence Period, or (ii) the date on which all conditions to such Closing expressly stated in this Agreement are satisfied or waived in writing, or such other date as may be mutually agreed to in writing by the parties (the “Closing Date”). TIME IS OF THE ESSENCE. Subject to the preceding sentence, the parties hereto acknowledge that their respective intention is to have a Closing Date which is the last day of a calendar month. For purposes of the foregoing, if said 10th day is not the last day of a calendar month, the Closing Date shall be on the last day of the current calendar month in which said 10th day occurs. The Closing will be effective for accounting purposes as of 11:59:59 p.m. Pacific Time on the Closing Date (the “Effective Time”) such that the Closing Date will be a day of income and expense to Seller. The Closing shall take place through an exchange of consideration and documents using overnight courier service, wire transfers, electronic mail or facsimile.
(b)    On the Closing Date, all documents and other materials required from Seller under Section 10.1(b) (collectively, the “Seller Documents”) and from Real Estate Purchasers and the TRS Entity under Section 10.1(c) (collectively, the “Purchaser Documents”) in order to effectuate the consummation of the Closing shall be delivered to the offices of the Title Company, as escrow agent, or at such other place as Purchaser may reasonably require. Notwithstanding the foregoing, (i) Seller may deliver all of the Seller Documents required hereunder to the Title Company or to Purchaser’s counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing), and (ii) Real Estate Purchasers and the TRS Entity may deliver all of the Purchaser Documents required hereunder to the Title Company or to Seller’s counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing).
1.4    Purchase Price.
(a)    The aggregate purchase price (the “Purchase Price”) for the Assets shall be Sixty Four Million and No/100 Dollars ($64,000,000.00), subject to the prorations and further adjustments as provided for in this Agreement, and as reduced by the outstanding Loan Balance (defined below) of the FNMA multifamily mortgage loan made by Compass Bank, an Alabama banking corporation, to Seller (the “Bon Air Loan”) which loan is secured by that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing recorded in Deed Book 9833, Page 235, Clerk’s Office, Circuit Court, Chesterfield County, Virginia (as amended and/or assigned, the “Bon Air Mortgage”) to the mortgagee of the Bon Air Mortgage and its servicer (collectively, “Lender”).
(b)    Attached to this Agreement as Schedule 1.4 is a list of the loan documents entered into by the Sellers and their respective Affiliates in connection with the Bon Air Loan and delivered to the Lender (each a “Loan Document” and collectively, the “Loan Documents”). The Sellers hereby represent and warrant that they have delivered to Purchaser a true, correct and complete copy of each of the Loan Documents. As used in this Agreement, the term “Loan Balance” shall mean the then-applicable outstanding principal balance, escrows, deposits, reserves, and all accrued but unpaid interest, charges and fees then outstanding with respect to the Bon Air Loan. The Purchase Price shall be paid, in part, by Purchaser’s assumption of, and the Sellers and their respective Affiliates and guarantors release from their obligations under, the Loan Documents (the “Loan Assumption”, and with the Bon Air Loan actually assumed by Purchaser being referred to herein as the “Assumed Debt”). On or before the Effective Date, the Sellers shall deliver to Purchaser a list of the relevant contact information for the Lender, and thereafter Purchaser shall submit to Lender an application requesting approval of an assignment of the Bon Air Loan and the Loan Documents to Purchaser, the release of the Sellers and any of the guarantors of the Bon Air Loan from the same (subject to the limitations stated in this Section 1.4), and the assumption by Purchaser of same, all on terms reasonably satisfactory to Purchaser (the “Loan Assumption Request”). In the event any of the Sellers is advised by Lender that it wishes Purchaser to deal directly with Lender, the Sellers (for themselves and on behalf of their respective Affiliates) hereby provide all required consents to such action. Each of Purchaser, the Sellers shall (and the Sellers shall cause their respective Affiliates to) promptly supply Lender with all information and documents reasonably requested by Lender that are necessary to submit, evaluate and process the Loan Assumption Request, and the Sellers shall (and the Sellers shall cause their respective Affiliates to) reasonably cooperate with Purchaser and Lender in the processing of the Loan Assumption Request. In addition, at Seller’s sole cost and expense, Seller shall prepare and deliver all commercially reasonable and customary legal opinions relating to its authority and authorization, and shall execute and deliver to the appropriate parties all commercially reasonable and customary documents and instruments required of the Sellers and their respective Affiliates by Lenders in connection with the Loan Assumption (the “Seller Loan Assumption Documents”), and the foregoing shall be included within the meaning of “Seller Closing Documents” that Seller is required to deliver under this Agreement.
(c)    Loan Assumption Approval; Purchaser Termination Right. If Lender has not approved the Loan Assumption Request within one hundred eighty days after the Date of Execution, then Purchaser shall elect to pay the Loan Balance at Closing from the Purchase Price otherwise payable to the Sellers pursuant to this Section 1.4, and the Facility shall be conveyed to Purchaser free and clear of any mortgage debt. Purchaser shall be responsible for the payment of any fees, costs or expenses related to the Loan Assumption and any prepayment premium or similar penalty or fee related to the payment of the Loan Balance at the Closing, without deducting the same from the amount due to the Seller.
1.5    Payment of Purchase Price.
(a)    Within three (3) Business Days following the Date of Execution, Purchaser shall deposit with First American Title Insurance Company, as escrow agent (“Escrow Agent”), an amount equal to Two Million and No/100 Dollars ($2,000,000) (together with any interest and earnings thereon, the “Deposit”), which amount shall be held pursuant to the terms of the escrow agreement (the “Escrow Agreement”).
(b)    intentionally deleted.
(c)    At the Closing, Purchaser shall pay the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Purchaser or Seller as specified in this Agreement, less the Deposit and the aggregate amount of all indebtedness of the Sellers and their respective Affiliates outstanding under the Bon Air Mortgage as of the Closing, by wire transfer of immediately available federal funds to the Title Company, and the Title Company shall disburse all funds it receives from the parties in connection with the Closing pursuant to the Closing Statement. Seller shall be responsible for any prepayment penalties or fees associated with the pay-off of any debt encumbering the Real Property or any of the other Assets other than the Bon Air Loan and Bon Air Mortgage, if any.

(d)    At the Closing, Seller shall pay and discharge in full any and all Monetary Encumbrances, other than the Bon Air Mortgage, and Seller shall pay all penalties, fees and charges in connection therewith.
(e)    Any provision herein that entitles Purchaser to a return of the Deposit upon termination or cancellation of this Agreement shall be construed to provide for a return of the entire portion of the Deposit and any interest earned or accrued thereon held by Escrow Agent pursuant to the Escrow Agreement, if any.
(f)    At the Closing, Seller and Purchaser shall make the adjustments and prorations specified in Sections 1.4, 1.5, 6.1, 10.2 and 10.3 and shall, as applicable, make the payments set forth in the Closing Statement.
1.6    Assumed Liabilities and Excluded Liabilities.
(a)    At the Closing, neither Purchaser nor any of the Real Estate Purchasers nor TRS Entity shall assume any liabilities or obligations of Seller whatsoever, fixed or contingent, other than (i) the applicable Real Estate Purchaser shall accept title to the applicable Real Property, subject however to obtaining any Required Consents; and (ii) the applicable TRS Entity shall assume the Assumed Contracts and Assumed Residency Agreements, only to the extent such obligations and liabilities assumed by the TRS Entity under the Assumed Contracts and Assumed Residency Agreements relate to periods after the Effective Time, subject however to obtaining any Required Consents and any other applicable third party consents (collectively, the foregoing (i) and (ii) are the “Assumed Liabilities”). Each applicable Real Estate Purchaser shall exercise its respective commercially reasonable efforts to assume or take title subject to and all Required Consents in connection therewith.
(b)    Seller shall retain, promptly pay and discharge in the ordinary course all liabilities and obligations of Seller other than the Assumed Liabilities. SPECIFICALLY, THIS AGREEMENT EXCLUDES, AND REAL ESTATE PURCHASERS AND TRS ENTITIES ARE NOT ASSUMING, ANY LIABILITIES OF SELLER OTHER THAN THE ASSUMED LIABILITIES (COLLECTIVELY, THE “EXCLUDED LIABILITIES”). THE EXCLUDED LIABILITIES INCLUDE, BUT ARE NOT LIMITED TO, ANY LIABILITIES OR OBLIGATIONS UNDER ANY LOAN OR MORTGAGE NOT EXPRESSLY ASSUMED UNDER THIS AGREEMENT, SELLER'S ACCOUNTS PAYABLE AND ALL OBLIGATIONS ARISING OUT OF OR RELATED TO THE OPERATION OF THE BUSINESS AND THE FACILITY PRIOR TO THE EFFECTIVE TIME, INCLUDING WITHOUT LIMITATION COSTS, EXPENSES AND OTHER LIABILITIES AND OBLIGATIONS ARISING FROM THE OPERATION OF THE BUSINESS AND THE FACILITY (INCLUDING MEDICAL MALPRACTICE CLAIMS OR OTHER INJURY OR DEATH TO PERSONS, INCLUDING CURRENT OR FORMER RESIDENTS); LIABILITY FOR OVERPAYMENT AND FRAUD UNDER MEDICARE, MEDICAID OR ANY THIRD-PARTY PAYOR AGREEMENT OR OTHER RESIDENT-RELATED CONTRACTUAL OBLIGATION PRIOR TO THE EFFECTIVE TIME; OBLIGATIONS UNDER ANY COLLECTIVE BARGAINING AGREEMENT, EMPLOYMENT AGREEMENT, PENSION OR RETIREMENT PLAN, PROFIT-SHARING PLAN, STOCK PURCHASE OR STOCK OPTION PLAN, MEDICAL OR OTHER BENEFITS OR INSURANCE PLAN, COMPENSATION OBLIGATION OR AGREEMENT OR SEVERANCE PAY PLAN OR AGREEMENT AND ANY OTHER EMPLOYEE BENEFIT PLAN; AND LIABILITY FOR ANY AND ALL TAXES (EXCEPT TAXES PRORATED IN ACCORDANCE WITH SECTION 10.3(a)). FOR PURPOSES OF CLARIFICATION, ANY AND ALL

ACCOUNTS PAYABLE OR OTHER OBLIGATIONS ACCRUING TO AND EXISTING PRIOR TO THE EFFECTIVE TIME ARE AND SHALL REMAIN THE SOLE OBLIGATION AND RESPONSIBILITY OF SELLER AND ANY AND ALL ACCOUNTS PAYABLE OR OTHER OBLIGATIONS ACCRUING TO AND EXISTING AFTER THE EFFECTIVE TIME ARE AND SHALL REMAIN THE SOLE OBLIGATION AND RESPONSIBILITY OF PURCHASER.
1.7    Allocation of Purchase Price. The allocation of the Purchase Price to be used solely for purposes of determining Closing costs, such as realty transfer tax is as follows:

Land	$3,015,469
Land Improvements (Parking area, sidewalks, curbing, lighting outside, landscaping, storm drainage system, fencing and road repairs)	$598,617
Building	$48,984,877
Building Improvements (Flooring and carpeting, built-in cabinets, hand railing in hallways, portable units, generators, fire systems, automatic doors, lighting, moldings and finishes, tenant upfits, room upgrades and conversions, rooftop HVAC)	$3,979,534
FF&E	$722,899
Intangibles	$6,698,604

Seller and Purchaser agree that each party shall file federal, state and local returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.
1.8    Diligence Period. As used herein, the term “Diligence Period” shall mean the 45 day period commencing on the Date of Execution. To the extent not previously delivered, within five (5) Business Days following the execution of this Agreement, Seller shall deliver to Purchaser all the Diligence Materials. All such due diligence materials shall be sent to Purchaser at the address set forth in Section 13.4, to the attention of Phil Han. Seller also shall deliver to Purchaser the Schedules not affixed to this Agreement at execution as required by Section 13.14. Additionally, during the term of this Agreement, Purchaser, its employees, contractors, agents and designees, shall have the right to enter the Facility for the purposes of inspecting and testing the same, and the Books and Records and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting interviews of the Facility Management, and conduct such other investigations and inspections as Purchaser may reasonably require to assess the condition and suitability of the Facility and the Assets; provided, however, that such activities by or on behalf of Purchaser at the Facility shall not materially interfere with the conduct of business at the Facility; and provided further, however, that Purchaser shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent directly resulting from the activities of Purchaser at the Facility (but not claims or damages arising out of the findings of such activities), and Purchaser shall repair any and all damage caused, in whole or in part, by Purchaser and return the Facility to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Seller shall reasonably cooperate with the efforts of Purchaser and the Purchaser’s representatives to inspect the Facility and the Assets. Purchaser shall give Seller reasonable notice before entering the Facility, and Seller may have a representative present during any and all examinations, inspections and/or studies at the Facility. Purchaser shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Diligence Period, in which event this Agreement shall become null and void, whereupon Escrow Agent shall refund the Deposit to Purchaser (which obligation and right shall survive such termination), and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. If Purchaser does not so terminate this Agreement prior to the expiration of the Diligence Period, Purchaser conclusively shall be deemed to have waived its right to terminate this Agreement pursuant to this Section.
ARTICLE II.
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER
As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller, jointly and severally with respect to each of the entities that comprise Seller, represents, warrants and covenants the following, each of which warranties, representations and covenants is material to and is relied upon by Purchaser:
2.1    Organization and Qualification. Each Seller is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is organized, with full power and authority to carry on its business as it has been and is currently being conducted and to own, lease and operate its assets as and in the places they have been and now are owned, leased or operated. With respect to each Seller, Schedule 2.1 sets forth each jurisdiction in which such Seller is licensed or qualified to do business, and such Seller is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The duly elected officers, if any, of each Seller are set forth on Schedule 2.1.
2.2    Authority; Binding Effect.
(a)    Each Seller has, and at the Closing, as applicable, will have, the full and unrestricted right, corporate or limited liability company power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by such Seller in connection with such transactions, including, without limitation, the Seller Documents (collectively, “Seller Related Documents”).
(b)    This Agreement does and each Seller Related Document, upon due execution and delivery by each Seller, will constitute the legal, valid and binding obligation of each of the Sellers, enforceable in accordance with its respective terms.

(c)    Each Seller has obtained all required corporate approvals required for the execution and consummation of this Agreement, the Seller Related Documents and all transactions contemplated hereby and thereby to which they are a party or are otherwise bound.
2.3    Licenses. Schedule 2.3 sets forth all permits, licenses, participations in all Third Party Payor Programs, including, without limitation, any authorizations issued or required by Governmental Authorities in connection with the use, operation, management and maintenance of the Business and the Facility, including, without limitation, such licenses, certificates of public need (“CON”), and ancillary permits, as are required for (x) the operations of the Facility as a residential living care and assisted living care facility, as the case may be, (y) the operation of any other businesses or services conducted or provided at the Facility such as, without limitation, salon, elevator or pharmacy services, or (z) any modifications, expansions or additions to the Facility, if any (collectively, the “Licenses”). Each License (i) has not (A) been transferred to any location other than the applicable Facility or (B) pledged as collateral security, except with respect to the Bon Air Mortgage, (ii) is free from restrictions or known conflicts that would materially impair the use or operation of the applicable Facility as intended, and (iii) is not provisional, probationary, or restricted in any way, except in instances where a Governmental Authority has issued a provisional, probationary or restricted license, permit or certification in the ordinary course pending issuance of a final license, permit or certification as set forth on Schedule 2.3, and (iv) except as set forth on Schedule 2.3, may be transferred to Purchaser as contemplated by this Agreement without violating any Applicable Laws and without restriction or loss of any benefits afforded thereby, without notice to, or receipt of any consent or approval from, any Governmental Authority in connection therewith. Except as set forth on Schedule 2.3, the Licenses are valid, in full force and effect, in good standing, there are no pending nor, to the Knowledge of Seller, threatened proceedings for the revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any License and Seller has not received notice and has no Knowledge that Seller is in violation of, or being investigated for a potential violation of, any restriction or other Applicable Laws in connection with the Licenses, the Business or the Facility or otherwise restricting or otherwise affecting possession, operation and use thereof. Except as set forth on Schedule 2.3, Seller has not taken any action to rescind, withdraw, revoke, amend, modify, supplement or otherwise alter the nature, tenor or scope of any License or applicable Third Party Payor Program participation other than non-material alterations effected in the ordinary course of the Business consistent with past practice. Seller is the sole holder of all the Licenses and there is no other person or entity, other than Harmony, that operates, manages or leases the Facility. To the Knowledge of Seller, each Employee who is required by Applicable Law to hold a License to deliver health care services to Residents (including the performance of diagnostic services such as x-ray or lab services) holds such License and is performing only those services which are permitted by such License.
2.4    Governmental Authorities. Except as set forth on Schedule 2.4, Seller is not required to submit any notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority, including any Virginia state healthcare licensure agency (a “Virginia Licensure Agency”) (the foregoing, individually, a “Governmental Authority” and collectively, “Governmental Authorities”) in connection with the execution or delivery of this Agreement or any of the Seller Related Documents or the consummation of the transactions contemplated hereby and thereby, in each case by Seller, and no consent, approval or authorization of any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement except as set forth on Schedule 2.4.

2.5    Taxes. Except as set forth in Schedule 2.5, (i) all real property taxes and assessments in connection with the Real Property Assets and allocable to the period prior to the Closing have been paid or, by the time of Closing, will be paid by Seller, or such taxes will be prorated between the parties as contemplated in Section 10.3(a) and (ii) all personal property taxes and assessments in connection with the Operating Assets and allocable to the period prior to the Closing have been paid or, by the time of Closing, will be paid by Seller, or such taxes will be prorated between the parties as contemplated in Section 10.3(a). In addition: (a) all income, sales, use, bed and franchise taxes due and payable by Seller during the period of Seller’s (or any Affiliate of Seller’s) ownership of the Assets, if any, and all interest and penalties thereon, if any, have been paid or, by the time of Closing, will be paid by Seller; (b) all tax returns required to be filed by Seller, if any (including, without limitation, all sales, use, income, franchise and payroll tax returns and reports), have been properly and timely filed, and correctly reflect the tax position of Seller, and all taxes respectively due under such tax returns have been paid thereby or will be paid in the ordinary course of Seller’s business and in any event on or before the Closing, as applicable; (c) Seller is not subject to a claim for deficiency or other action in connection with any taxes and is not paying any taxes for any prior period under any installment agreement, compromise or settlement agreement or any other arrangement with any Governmental Authority; (d) to Seller’s Knowledge, no tax returns of Seller have been or are being examined by the Internal Revenue Service (“IRS”) or any state or local Governmental Authority; (e) all tax returns filed or required to be filed by or on behalf of Seller after the Date of Execution, covering periods prior to and including the Closing Date, will be properly and timely filed (giving consideration for allowable extensions) and all taxes respectively due under such tax returns will be timely paid; (f) Seller has complied with all Applicable Laws relating to the payment and withholding of taxes in connection with any amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party, including, without limitation, all information reporting, backup withholding, and maintenance of required records with respect thereto; and (g) Seller has not received any notice of any obligation to pay any employment taxes owed or allegedly owed with respect to Employees.
2.6    No Defaults or Consents. Except as set forth on Schedule 2.6, the execution, delivery and performance of this Agreement and any of the Seller Related Documents by Seller does not and will not:
(a)    Conflict with or result in any breach of the provisions of, or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement, partnership agreement or other governing organizational or charter documents, as the case may be, of any Seller;
(b)    Violate any restriction to which Seller is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture or other material agreement or instrument (including any Material Contracts), whether oral or written, to which Seller is a party, or by which it or the Assets are bound, or result in the termination of any such instrument or termination of any provisions or rights in respect of any of the Assets, or result in the creation or imposition of any lien, charge or encumbrance upon the Assets (provided the Bon Air Mortgage is properly assumed or paid off);
(c)    Create any liens or other encumbrances on the Assets;
(d)    Constitute a violation of any Applicable Law of any Governmental Authority;

(e)    Result in the breach or violation of any of the warranties and representations herein set forth by Seller; or
(f)    Result in the loss of any rights, privileges, authorizations or benefits afforded or intended by any of the Assets or the Licenses.
2.7    Contracts.
(a)    Schedule 2.7(a)(i) includes a true and correct list as of the Date of Execution of all outstanding contracts, leases or other agreements, whether written or oral, to which Seller is a party or relating to the Assets or the operation of the Facility or the Business (collectively, the “Contracts”), excluding (i) the Residency Agreements, (ii) any contract, lease or other agreement which is cancellable without penalty on thirty (30) days or less notice, (iii) any contract, lease or other agreement which is entered into in the ordinary course of business consistent with past practice and does require the expenditure of more than Fifty Thousand Dollars ($50,000.00) per year (either individually or together with any related agreements), and (iv) any of the insurance policies listed in Schedule 2.26 (or the renewal of any such policies) (such contracts and agreements, including any management agreement, administrative services agreement, pharmacy services agreement, cost-sharing agreement or real property lease between any Seller, on the one hand, and any Affiliate(s) of Seller, on the other hand, covered by Schedule 2.27(a)(i), but expressly excluding those described in clauses (i) – (iv), collectively, the “Material Contracts”). Seller has provided Purchaser true and complete copies of each such Material Contract. Seller has not received notice of any default, and there is no default, existing or continuing by Seller or, to Seller’s Knowledge, any other party under the terms of any Material Contracts, and each Material Contract is in full force and effect and is valid and enforceable by Seller in accordance with its terms. At least twenty-one (21) days prior to the Closing Date, Seller shall deliver to Purchaser a certificate in which Seller (A) restates as of the Closing Date the representations and warranties contained in the preceding portions of this Section 2.7(a) (and an updated Schedule 2.7(a)(i) to bring forward the list of any Contracts required to be set forth in such representations and warranties to the date of such certificate), and (B) identifies any consents required in order that the assignments of any Contracts by Seller at Closing not result in a violation of any restrictions, termination of any rights or the creation of any liens, charges or encumbrances with respect to the Contracts, with or without the giving of notice, the passage of time or both. At or prior to the Closing, Seller will cause those Contracts (whether entered into before or after the Date of Execution) identified by Purchaser in its sole discretion in writing at least thirty (30) days prior to the Closing Date to be terminated effective as of immediately prior to the Closing, all at no cost to Purchaser or any Affiliate thereof, and all such other Contracts not so designated for termination shall be assigned to the Real Estate Purchaser or the TRS Entity at the Closing, in Purchaser’s sole discretion and at no cost to Purchaser or the TRS Entity (collectively, “Assumed Contracts”). Notwithstanding the foregoing, for the avoidance of doubt, subject to and in accordance with Section 1.6(a), the parties have agreed that (w) the TRS Entity will assume the Residency Agreements as more particularly set forth in Section 2.7(b), and (x) the applicable TRS Entity or Real Estate Purchaser will assume those Assumed Contracts set forth on Schedule 2.7(a).
(b)    Included on Schedule 2.7(b)(i) are specimen residency agreements for the Facility, and on Schedule 2.7(b)(ii), a true, correct and complete resident roll for the Property dated as of the last calendar month preceding the date in which same is attached to this Agreement. Except as set forth on Schedule 2.7(b), all Residents (or their authorized agents) of the Facility has executed residency agreements as of or before the Date of Execution (“Residency Agreements”), no Residency Agreements

vary in any material respect from the terms of the specimen agreements attached hereto, all Residency Agreements were entered into on an arms’ length basis, do not provide for payment of a single sum in exchange for lifetime care or other prepaid services and do not contain any provisions that prohibit or limit the right to raise monthly occupancy or other fees or rents payable thereunder for more than twelve (12) months after the initial occupancy date under such Residency Agreement. All Residency Agreements are terminable by the Resident therein named upon no more than thirty (30) days’ notice and comply with all Applicable Laws, including, without limitation, all required regulatory standards of any Governmental Authorities with regulatory jurisdiction over the Business and the Facility and all Third Party Payor Programs. True, correct and complete copies of all Residency Agreements are located at the Facility to which they relate and access thereto have been or will be provided to Purchaser as part of its due diligence review. For the avoidance of doubt, the parties have agreed that the TRS Entity shall at Closing assume from Seller all Residency Agreements (including those entered into after the Date of Execution in accordance with Section 4.1(a)) in effect as of the Closing Date with the Residents of the Facility as of the Closing Date, and the contractual obligation of Seller to refund Move-In Deposits, if any, to former Residents, to the extent that Purchaser receives a credit for such Move-In Deposits pursuant to Section 6.1(d) (collectively, the “Assumed Residency Agreements”).
2.8    Title to Property and Related Matters.
(a)    One or more of the Sellers is the holder of good and marketable fee simple title and all other rights, title and interest in and to the Real Property and the Improvements, in each case free and clear of all Monetary Encumbrances other than the Bon Air Mortgage, and without exception to title other than for the Permitted Encumbrances. Except as set forth on Schedule 2.8(a), the Sellers are organized under the laws of Virginia, have continuously operated the Facility for a period of not less than five (5) years and using no names other than (i) the legal names and/or trade names of the Sellers and (ii) the name of the Facility set forth on Exhibit A. There are no violations of any covenants or restrictions encumbering the Assets. No unrecorded agreements, documents or instruments entered into by any Seller or otherwise to Seller’s Knowledge affect the title to any Real Property or Improvements other than the Permitted Encumbrances and encumbrances arising solely under the Bon Air Mortgage.
(b)    Except for items leased by one or more of the Sellers and listed on Schedule 2.8(b), one or more of the Sellers owns fee simple title to all Assets that are personal property free and clear of all mortgages, security interests, liens or other encumbrances, other than the Bon Air Mortgage and any Monetary Encumbrance as Seller shall pay and discharge in full prior to or at the Closing. Except as set forth on Schedule 2.8(b), title to all owned Real Property FF&E is held by Bon Air Landlord, and title to all owned Operating FF&E is held by Bon Air Tenant.
(c)    The Facility is supplied with such utilities as are necessary for the operation of such Facility and the Business as currently operated and for their intended purposes, and Seller has no Knowledge of any future plans by any utility provider to curtail or eliminate any utilities currently serving the Assets. All utility bills and deposits required by any utility provider have been paid by Seller.
(d)    The Facility abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent irrevocable and insurable easement benefiting the Real Property upon which such Facility is located, and Seller has no Knowledge of, and has received no notice that alleges any breach or default under any instrument creating any such easement or attempting to terminate or revoke such easement.

(e)    To Seller’s Knowledge there are no pending rezoning or other pending land use actions affecting the Assets or any properties in the immediate vicinity of the Assets. Seller has not received written notice of, and has no Knowledge of, any threatened or contemplated rezoning or other land use actions affecting or which will affect the Assets, including, without limitation, on properties in the immediate vicinity of the Assets. The current use of the Facility is lawfully permitted as a currently conforming use and there is no known violation of any Applicable Laws relating to the zoning, land use, building, fire, life safety codes or other similar requirements of Applicable Laws and Governmental Authorities.
(f)    Seller shall pay as due any debt or non-disputed sum owed to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Assets for which any such person or entity could lawfully assert a lien against the Assets.
(g)    There are no condemnation or eminent domain proceedings pending or, to the Knowledge of Seller, threatened or contemplated against the Assets or any part thereof, or access thereto, and Seller has not received notice, oral or written, of the desire of any Governmental Authority or other entity to take or use the Assets or any part thereof.
(h)    There are no parties other than Seller in possession of the Assets, or any portion thereof, pursuant to lease, management agreement or otherwise, other than Residents pursuant to Residency Agreements.
(i)    There are no outstanding options or rights of first refusal to purchase the Assets or any portion thereof or interest therein.
(j)    The Assets constitute all of the assets necessary and sufficient to conduct the operation of the Facility and the Business in the manner that such operations have been conducted and as required by Applicable Laws. Except for the Assets, there are no other assets owned by Seller or any Affiliates or Related Parties thereof which are or may be used or useful in connection with the conduct of the Business or the Facility or any expansion of the Business or the Facility.
2.9    Hazardous Substances. For purposes of this Agreement, “Environmental Laws” shall mean the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Safe Water Drinking Act (42 U.S.C. §300(f) et seq.), the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to (A) any aspect of the environment, (B) the preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Substances, (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation or maintenance of personal and real property that manages or releases Hazardous Substances or at which Hazardous Substances are managed, (F) common law torts, including so-called “toxic torts”, and (G) environmental or ecological conditions on, under or about the Assets, all as in effect as of the Date of Execution and on the Closing Date. For purposes of this Agreement, “Hazardous Substance” shall mean any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a “hazardous substance”, “hazardous material”, “toxic substance”, “hazardous waste”, “pollutant”, “contaminant” or words of similar import under any Environmental Law, including, without limitation, all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, any radioactive material, raw materials used or stored in the Facility, Improvement or building components including, asbestos-containing materials in any form, radon gas and mold of a type or in amounts that may present a health hazard.
(a)    Except as set forth on Schedule 2.9(a), to Seller’s Knowledge, the Assets do not contain any Hazardous Substance, except for Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Facility and the Business and which are commonly used in other similar facilities, such as cleaning fluids, insecticides and medicines (the “Common Products”), which Common Products have been used, transported, stored and disposed of in compliance with all applicable Environmental Laws.
(b)    Except as set forth on Schedule 2.9(b), there is no pending or, to Seller’s Knowledge, threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the presence, release or threat of release of any Hazardous Substance or violation of Environmental Laws at the Facility.
(c)    Except as set forth on Schedule 2.9(c), Seller has not received any notice of, and Seller has no Knowledge that, any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Assets, or the generation, transportation, storage, treatment or disposal at the Assets, of any Hazardous Substance. Seller shall notify Purchaser promptly of any receipt of any such notice or Knowledge after the Date of Execution.
(d)    Except as set forth on Schedule 2.9(d), (i) to Seller’s Knowledge, Seller has owned and operated the Assets in compliance with all applicable Environmental Laws, has obtained all necessary licenses, permits and other authorizations under the Environmental Laws for the operation of the Assets, and has not used any of the Assets for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances, and (ii) the Assets are currently in compliance with all applicable Environmental Laws.
(e)    Except as set forth on Schedule 2.9(e), to Seller’s Knowledge, there has been no discharge of any Hazardous Substance on or from any of the Assets during the time of Seller’s ownership or occupancy thereof.
(f)    Seller has delivered to Purchaser true and complete copies of all reports or tests in the possession of Seller with respect to (i) the compliance of the Assets with Environmental Laws and (ii) the presence of Hazardous Substances on, in or from the Facility or the Real Property, each of which is listed on Schedule 2.9(f).
2.10    Patriot Act. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”), and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any

enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”). Neither Seller nor any Affiliate thereof (a) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (b) is a Person (as defined in the Order) who has been determined by any competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by any competent authority to be subject to the prohibitions contained in the Orders.
2.11    Survey Reports, Etc.; Compliance with Law.
(a)    Seller has delivered to Purchaser true and complete copies of all survey and other Governmental Authority reports, statements of deficiencies, plans of correction, audits and any other investigation notices, warnings, waivers, related correspondence or reports filed, issued, sent, and received, with respect to the Facility or the Business (collectively, “Licensing Surveys”) since January 1, 2013, and Seller shall also promptly deliver to Purchaser any Licensing Surveys received, filed or arising with respect to the Facility or the Business between the Date of Execution and the Effective Time. There are no material deficiencies or violations noted in any Licensing Surveys except as set forth on Schedule 2.11, and Seller has remedied, discharged and complied with all applicable plans of correction or other requirements, such that to Seller’s Knowledge there are no current violations or deficiencies with respect to any of the Licenses.
(b)    Except as set forth on Schedule 2.11, Seller has not been granted any waivers from compliance with Applicable Laws. Seller is currently conducting, has at all times conducted, and between the Date of Execution and the Effective Time will conduct its operation of the Facility and the Business in full compliance with all Applicable Laws. Without limiting the foregoing, to Seller’s Knowledge, Seller (and the operation of the Facility participating in the Medicare program) is in compliance with the applicable provisions of the Applicable Laws of any Governmental Authority having jurisdiction over the ownership, use, operation, management or maintenance of the Facility, including (i) staffing requirements, (ii) health and fire safety codes including quality and safety standards, (iii) Applicable Laws relating to the prevention of fraud and abuse, (iv) insurance, reimbursement and cost reporting requirements, government payment program requirements and disclosure of ownership and related information requirements, (v) requirements of applicable Governmental Authorities, including those relating to the Facility’s physical structure and environment, licensing, quality and adequacy of nursing facility care, distributions of pharmaceuticals, rate setting, equipment, personnel, and operating policies, and (vi) any other Applicable Laws or agreements for reimbursement for the type of care or services provided with respect to the Facility. The Facility and the use thereof complies in all material respects with all applicable local, state and federal building codes, fire codes, life safety codes and other similar regulatory requirements and no waivers of such physical plant standards exist at the Facility.
(c)    The Facility has not been cited for any deficiency that would result in a denial of payment for new admissions, civil monetary penalty, termination, final revocation or cancellation of any License or termination, and Seller has not received notice, either formal or informal, and Seller has no Knowledge, that any such actions will or may be taken or that Seller or the Facility is under investigation or review with respect to the foregoing.

(d)    Neither Seller nor the Facility has received any written or to Seller’s Knowledge verbal notice or communication from any Governmental Authority alleging any violation of accreditation, professional, trade, industry, ethical or other applicable standards by Seller or the Facility.
2.12    Capital Expenditures. Except as set forth on Schedule 2.12, and other than ordinary course repair or maintenance projects Seller may undertake with respect to the Facility, Seller does not have any outstanding contracts for capital expenditures relating to the Facility, nor does Seller have any agreement, obligation or commitment for capital expenditures relating to the Facility, including, without limitation, additions to property, plant, equipment or tangible capital assets. Seller has not deferred or delayed implementing any capital expenditures at the Facility required under this Agreement and the Facility and to Seller’s Knowledge all systems are in good working order and condition (normal wear and tear excepted) to the extent required to operate the Facility and the Business consistent with past practices and in full compliance with all Applicable Laws.
2.13    Absence of Notices. Except as disclosed on Schedule 2.13, Seller has not received any notice, and Seller has no Knowledge, that (a) any vendor or supplier of the Facility or the Business intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with the Facility or the Business, either as a result of the transactions contemplated hereby or otherwise or (b) any federal, state, county, municipal or other Governmental Authority is alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of Applicable Law, including, without limitation, applicable health care licensure laws or violations under the Licenses, with respect to the Facility or any part thereof, which has not been corrected.
2.14    Resident Records. Except as provided on Schedule 2.14, Seller has received no notice, and Seller has no Knowledge: (a) that Resident Records used or developed in connection with the Business have not been maintained in accordance with any Applicable Laws (including but not limited to HIPAA) governing the preparation, maintenance of confidentiality, use or disclosure, transfer or destruction of such records; and (b) of any material deficiency in the Resident Records or any other Books and Records.
2.15    Advance Payments and Resident Funds. The accounting for Resident Funds provided to Purchaser by Seller pursuant to the provisions of Section 10.2, if any, will be complete and accurate in all respects as of the Closing.
2.16    Census Report/Medicard and Medicare Participation.
(a)    Attached hereto as Schedule 2.16(a) is a true and complete census report which sets forth the occupancy status of the Facility, the average daily rate and other charges payable with respect thereto, the class of payment or reimbursement (i.e., the payor mix or allocation among private, third‑party payors, Medicare, if applicable, and Veterans Administration), the average monthly census of the applicable Facility, occupancy rates and any arrearages in payments for the Facility for calendar year 2014, as well as for the period beginning on January 1, 2015 and ending on April 30, 2015. An updated Schedule 2.16(a) containing the information required for the period expiring on the last date of the calendar month before the Closing Date will be delivered by Seller to Purchaser at least five (5) Business Days before the Closing.
(b)    Except as set forth on Schedule 2.16(b),

(i)    the Facility is not currently eligible, and between the Date of Execution and the Effective Time will remain ineligible to receive payments under Title XVIII (“Medicare”) of the Social Security Act and Title XIX (“Medicaid”) of the Social Security Act.
(ii)    all Licenses have been obtained by Seller and are in full force and effect, including approved provider status in any Third Party Payor Programs, if any. For purposes of this Agreement, “Third Party Payors” collectively means Medicare, TRICARE, private or public insurers, health maintenance organizations, preferred provider organizations or programs and self-insured employee assistance programs and any other federal, state or local governmental reimbursement programs, or successor programs to any of the above, and “Third Party Payor Programs” collectively means all programs with Third Party Payors in which the Facility participates, if any;
(iii)    the Facility has not historically received payments under TRICARE;
(iv)    intentionally deleted; and
(v)    the Facility is in compliance with the conditions of participation of the Third Party Payor Programs in which it participated or participates, if any.
(c)    (i)    All private insurance cost reports and financial reports, other requests for reimbursement or other required filings of Seller and the Business and the Facility for the Third Party Payor Programs which were required to be submitted or filed by or on behalf of the Facility during the three (3) year period prior to the Date of Execution, if any, have been properly and timely filed and were, at the time of the filing thereof, complete and accurate in all respects, and not misleading, and except as set forth in Schedule 2.16(c)(i), there are no outstanding overpayments, set-offs or adjustments to any payments which have been made or are currently due and owing to or from (or anticipated to be due and owing to or from) Seller or the Business or the Facility under any Third Party Payor Programs.
(ii)    Schedule 2.16(c)(ii) indicates which of such cost reports or reimbursement filings, if any, have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances and any and all other unresolved claims or disputes in respect of such cost reports or reimbursement filings. Seller has not received any notice of any dispute with any governmental payor, any fiscal intermediary or any other party regarding any cost report or reimbursement filing which has not been resolved, and there is no basis for any such dispute. All billing practices of Seller with respect to the Business and the Facility to all Third Party Payor Programs have been in compliance with all Applicable Laws and policies of such Third Party Payor Programs in all respects. Seller has received no notice or communication that Seller has billed or received any payment or reimbursement in excess of amounts permitted by Applicable Law, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction, and to the Knowledge of Seller, there is no basis for such a claim that has not been so resolved.
(d)    Seller is not currently a named participant in, or subject to any action, proceeding, suit, audit, or sanction, or, to Seller’s Knowledge, any investigation by any Governmental Authority or any other administrative or investigative body or entity or any other Third Party Payor or any Resident or resident (including whistleblower suits, or suits brought pursuant to federal or state False Claims Acts, and Medicare/state fraud/abuse laws) which may result, directly or indirectly or with the passage of time, in the imposition of a material fine, penalty, alternative, interim or final sanction, a lower rate certification or reimbursement rate for services rendered to eligible Residents, recoupment, recovery, suspension or discontinuance of all or part of reimbursement from any Governmental Authority, Third Party Payor, insurance carrier or private payor, or any other civil or criminal remedy, or which could reasonably be expected to have a material adverse effect on the Business, or the operation of the Facility, including the Facility’s ability to accept or retain residents, or which could result in the appointment of a receiver or manager, or in the modification, limitation, annulment, revocation, transfer, surrender, suspension or other impairment of a License, or affect participation in the Medicare or any other Third Party Payor Program, as applicable, or any successor program thereto, at current rate certification or reimbursement rate, nor, to the Knowledge of Seller, has any such action, proceeding, suit, investigation or audit been threatened during the past three (3) years.
(e)    Neither Seller nor any of its Affiliates have provided any incentives to contracted provider networks or providers that have violated any Applicable Law with respect to inducing, directly or indirectly, such contracted provider networks or providers to refer residents to the Facility. Seller and the Facility are, and during the past three (3) years have been, in compliance with the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark law (42 U.S.C. § 1395nn), False Claims Act (31 U.S.C. § 3729 et seq.) and any state or other federal law prohibiting kickbacks or certain referrals relating or applicable to any state or federal health care programs. In addition, Seller, the Business and the Facility are, and during the past three (3) years have been, in compliance with all Applicable Laws pertaining to (i) billings to insurance companies, health maintenance organizations and other managed care plans or otherwise related to insurance fraud and (ii) collection agencies and the performance of collection services.
(f)    None of Seller or, to Seller’s Knowledge, any of its Employees, agents or contractors are an “Ineligible Person,” which is defined for the purposes of this Section 2.16(f) to mean an individual or entity who: (i) is currently excluded, debarred, suspended or otherwise ineligible to participate in the federal health care programs or in federal procurement or nonprocurement programs or state health care programs (or who, to Seller’s Knowledge, has been threatened with any of the foregoing); or (ii) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible. Seller shall promptly notify Purchaser upon receipt of any notice or Knowledge that Seller or any of its Employees, agents or contractors have become or may become an Ineligible Person prior to the Closing.
(g)    There are no Contracts with Residents or residents of the Facility or with any other persons or organizations that deviate from or that conflict with any statutory or regulatory requirements.
(h)    All Third Party Payor accounts receivable of Seller are free of any liens, charges or encumbrances (other than Permitted Encumbrances), no such receivables have been pledged as collateral security for any loan or indebtedness.
(i)    There are no bed taxes, provider fees, indigent and charity care commitments, or other similar fees due and owing to any Governmental Authorities or any of the Third Party Payor Programs.
(j)    There are no waivers for any life safety code deficiencies at the Facility or, to Seller’s Knowledge, any life safety code deficiencies at the Facility.

(k)    There are no pending Third Party Payor Program audits by any Governmental Authority or other third party.
(l)    Seller is not a participant in any federal, state or local program whereby any Governmental Authority or any intermediary, agency, board or other authority or entity may have the right to recover funds with respect to the Facility by reason of the advance of federal, state or local funds, including those authorized under the Hill-Burton Act (42 U.S.C. § 291, et seq.). Seller has received no written notice, and Seller has no Knowledge, of any actual or alleged violation of applicable antitrust laws by Seller.
(m)    Seller and its operations are not regulated under the Health Insurance Portability and Accountability Act of 1996 (Public Law 104-91) and the regulations issued in connection therewith, and as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 (Public Law 111-005) and the regulations issued in connection therewith (collectively, “HIPAA”). Seller has not received any complaints from any person or entity regarding any of Seller’s agents’, employees’ or contractors’ uses or disclosures of, or privacy or security practices regarding, individually identifiable health-related information. With regard to individually identifiable health-related information, Seller has no Knowledge of any misuse, improper disclosure, breach of a confidentiality agreement or security incident (each as determined by reference to HIPAA, or state law, as applicable) by Seller or Seller’s agents, employees or contractors.
(n)    Seller has provided to Purchaser a copy of the Business’s current compliance program materials, including, without limitation, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. Seller (i) is not a party to a corporate integrity agreement with the Office of Inspector General of the United States Department of Health and Human Services, or any other corrective action plan or settlement with any Governmental Authority (ii) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (iii) is not currently and has not been the subject of any government payor program investigation conducted by any federal or state enforcement agency, (iv) is not currently and has not been a defendant in any unsealed qui tam/False Claims Act litigation, (v) has not been served with or received any search warrant, subpoena, civil or criminal investigative demand, contact letter or telephone or personal contact by or from any federal or state enforcement agency, and (vi) has not received any complaints from employees, independent contractors, vendors, physicians, Residents or any other person or entity that would indicate that Seller has violated any Applicable Laws. Seller is in compliance with the false claims education and other requirements of the Deficit Reduction Act of 2005 and with the applicable requirements of Virginia laws.
2.17    Licensed Beds and Units. The Facility is duly licensed as a residential living care and assisted living care facility as required under the Applicable Laws of the Governmental Authorities. The total number of licensed beds/units (including a designation of the number of assisted living beds/units) at the Facility as of the Date of Execution is as set forth on Exhibit A. Except as set forth on Schedule 2.17, Seller has not applied to reduce the number of licensed beds of the Facility or to move or transfer the right to any or all of the licensed beds or operations of the Facility to any other location or to amend or otherwise materially change the Facility and/or the number of beds approved by the state health department or equivalent (or any subdivision) or other applicable Governmental Authority, and except as set forth in Schedule 2.17, to Seller’s Knowledge, there are no proceedings or actions pending or contemplated to reduce the number of licensed beds of the Facility. Exhibit A also identifies for the Facility the number of beds which are certified for participation in the Medicare program and the licensure category or categories maintained by the Facility. Seller shall take no action between the Date of Execution and the Closing Date which changes the number of beds, the number of beds certified for participation in the Medicare program or the licensure or category or categories maintained by each such Facility without obtaining the prior written consent of Purchaser. At no time during Seller’s ownership or operation of the Facility and the Business has the number of Residents at the Facility exceeded the licensed capacity for such Facility.
2.18    Intellectual Property. Schedule 2.18 lists all Intellectual Property used by Seller in the operation of the Facility and the Business. For these purposes, “Intellectual Property” shall mean, collectively, all: (i) United States or foreign patents, patent applications, patent disclosures and all renewals, reissues, divisions, continuations, extensions or continuations-in-part thereof; (ii) trademarks, service marks, trade dress, trade names, fictitious names, corporate names and registrations and applications for registration thereof; and (iii) copyrights (registered or unregistered), registrations and applications for registration thereof, including all renewals, derivative works, enhancements, modifications, updates, new releases or other revisions thereof. Except as specified on Schedule 2.18, Seller owns or licenses and/or has the sole right to use all of the Intellectual Property. Upon the consummation of the transactions contemplated hereby and compliance with Applicable Laws as to the assignment of such Intellectual Property, Purchaser will have obtained all rights of Seller to own, license and/or otherwise exclusively use the Intellectual Property, except as expressly provided for otherwise in the Agreement. No claims have been asserted and no claims are pending or, to Seller’s Knowledge, threatened by any person or entity, as to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any state or federal registration of the Intellectual Property and Seller has not received any notice of such claim or knows of any valid basis for such claim. Seller’s use of the Intellectual Property, and Purchaser’s continued use of the Intellectual Property following the Closing in the same manner as heretofore used by Seller, does not and will not infringe the rights of any person or entity.
2.19    Financial Statements. Seller has previously delivered to Purchaser copies of: (i) unaudited, consolidated income statements, balance sheets, changes in partners’ equity and cash flow statements for Seller for the calendar years ended 2012, 2013 and 2014 (collectively, the “Year-End Financial Statements”); (ii) unaudited, consolidated income statements and balance sheets as of and for the three (3) month period ended April 30, 2015 (the “Most Recent Financial Statements”; collectively, with the Year-End Financial Statements, the “Financial Statements”), copies of which are attached as Schedule 2.19; and (iii) a schedule of capital improvements to the Facility that were completed in the fiscal years ended 2013 and 2014 and the period covered by the Most Recent Financial Statements. Except as set forth on Schedule 2.19, the Year-End Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby and present fairly the financial position of Seller as of such dates and the results of operations of Seller for such periods. Except as set forth on Schedule 2.19, the Most Recent Financial Statements have been prepared in accordance with GAAP (except for normal year-end adjustments and footnote disclosure) and present fairly the financial position of the Facility as of such dates and the results of operations of Seller for such periods.
2.20    No Litigation. Except as set forth on Schedule 2.20, there are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, that have been served on any of Seller or its resident agent, or, to the Knowledge of Seller, threatened against or relating to Seller, the Facility, the Business or any of the Assets or against or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the Knowledge of Seller, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other Governmental Authority. If the matters set forth on Schedule 2.20, if any, are decided adversely, it will not materially or adversely affect the Assets, Seller or Seller’s operation of the Facility or the Business, or the transactions contemplated by this Agreement.
2.21    Absence of Certain Changes or Events. Since December 31, 2014, through the Date of Execution, and between the Date of Execution and the Effective Time, neither the Facility nor any of the Sellers have:
(a)    Suffered any Material Adverse Change;
(b)    Entered into any employment contracts, offered options to or granted any increase in the compensation or benefits provided or to be provided to or payable or to become payable by Seller or any Affiliates thereof to any of its officers or employees and any employees providing services with respect to the Facility (collectively, “Employees”), except as set forth on Schedule 2.21 or for compensation granted to new Employees who were hired in the ordinary course of business on substantially similar terms to existing Employees with comparable duties and experience;
(c)    Other than in the ordinary course of business, consistent with past practices, sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets related to or connected with the Facility or the Business having a fair market value at the time of sale, transfer or disposition of $10,000.00 or more in the aggregate, or cancelled, or agreed to cancel, any debts or claims relating primarily to the Facility or the Business in the amount of $10,000.00 or more in the aggregate;
(d)    Made any change in any method of accounting or accounting practice relating to the Facility or the Business;
(e)    Imposed any encumbrance upon any of the Assets; or
(f)    Entered into any Contract to do any of the foregoing, or any taken action or omission that would result in any of the foregoing.
2.22    Condition of Assets. As of the Date of Execution and as of the Closing Date, except as set forth on Schedule 2.22, all of the Assets are in the exclusive possession or control of one or more of the Sellers and are located at or on the Facility, and all of the tangible Assets are in good condition and working order (normal wear and tear excepted) to the extent required to operate the Facility and the Business consistent with past practices and in full compliance with Applicable Laws.
2.23    Employee and Labor Relations.
(a)    Seller is and has been in compliance with all federal, state or other Applicable Laws respecting employment and employment practices at the Facility (collectively, “Employment Laws”).

(b)    Seller is in full compliance with all Employment Laws and Contracts relating to collective bargaining, wages, hours, overtime, employee classification, immigration, working conditions, hiring, promotion, affirmative action, equal employment opportunity, occupational health and safety (including employee training), terms and conditions of employment, and the payment and withholding of taxes and similar obligations. Seller has not received any written or oral notice of any violation of any Employment Laws or Contracts. All Employees are properly classified under the Fair Labor Standards Act and any applicable state law. Seller has withheld from the wages and salaries of its Employees as required by Applicable Law and is not liable for any arrears of wages or any tax or penalty in connection therewith.
(c)    No legal claim, cause of action, grievance, judgment, other adverse charge or decision of any kind (including any in the nature of employment discrimination of any type, breach of contract, wrongful discharge, retaliation, health, safety, child labor violations, workplace violence, or non-payment of wages, benefits or wage supplements), notice of complaint or internal complaint or communication with respect to application for employment, employment, the terms or conditions of employment, the handling of benefits or termination of employment or any other alleged breach of any Employment Laws has been asserted or to Seller’s Knowledge threatened against Seller or any Affiliate thereof in connection with the operation of the Facility or the Business, nor is the internal investigation of any such matters currently pending.
(d)    Seller is not subject to any consent decree, injunction or other form of court or administrative order relating to any practice relating to labor, collective bargaining, employment, civil rights, discrimination, affirmative action or wage and hour issues.
(e)    No labor strike, picketing action, dispute, slowdown or stoppage or unfair labor practices are actually pending or, to the Knowledge of Seller, threatened against, or involving, Seller or the Facility or the Business.
(f)    There is no pending grievance or arbitration and no unsatisfied or unremedied grievance or arbitration award against Seller or any agent, representative or Employee thereof and there is no basis for any such grievance or arbitration. There is no unfair labor practice charge, pending trial of unfair labor practice charges, unremedied unfair labor practice finding or adverse decision of the National Labor Relations Board or of any other Governmental Authority (including, but not limited to the Virginia Department of Labor), or any hearing officer or administrative law judge thereof, against Seller or any agent, representative or Employee thereof, and there is no basis for any such unfair labor practice charge.
(g)    Seller is not a party to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by Seller. No petitions for representation have been filed against Seller, the Facility or the Business, nor have any demands been made for recognition and there are no attempts underway to organize or represent Employees of Seller.
(h)    Seller does not owe to any Employee or former employee of the Business overtime pay (other than overtime pay for the current payroll period), wages or salary for any period other than the current payroll period, vacation, holiday or other time off or pay in lieu thereof (other than time off or pay in lieu thereof earned in respect of the current year), or any amount arising from any violation of any law, rule, regulation, standard or contract relating to the payment of wages, fringe benefits, wage supplements or hours of work.

(i)    Attached as Schedule 2.23(i) is a true, correct and complete description of Seller’s employment policies and practices regarding PTO.
(j)    Except as set forth on Schedule 2.23(j), all personnel engaged in operating the Business and the Facility is Employees of Seller and are employees-at-will. There are no employment agreements, written or oral, in effect with any of the Employees.
(k)    Seller has taken any and all actions required by law necessary to comply with the Worker Adjustment and Retraining Notification Act, or state statute of similar import (collectively, “WARN”), with respect to any event or occurrence affecting the Business or the Facility since the effective date of WARN.
(l)    Attached as Schedule 2.23(l) is a true, correct and complete list (“Employee Roster”) of all Employees as of April 30, 2015, which lists their respective salaries or hourly pay rates, place of employment, accrued PTO, accrued bonus, position and term of employment, part-time or full-time status, and, for hourly Employees, the number of hours worked for calendar year 2014, and year-to-date as of April 30, 2015. An updated Employee Roster, as of the Closing Date, will be delivered by Seller at the Closing.
2.24    Employee Benefit Plans.
(a)    Schedule 2.24(a) sets forth an accurate and complete list of each “employee benefit plan” (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated thereunder (“ERISA”)), and any other bonus, profit sharing, pension, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, retention, or other plan, agreement, policy, trust fund or arrangement (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an “Employee Benefit Plan”, and collectively, the “Employee Benefit Plans”) that is currently in effect, was maintained since December 31, 2008 or that has been approved before the Date of Execution but is not yet effective, for the benefit of:
(i)    Employees of Seller, or any other persons performing services for Seller or the Business;
(ii)    Former employees of Seller working in the Business, or any other persons formerly performing services for Seller or the Business; and/or
(iii)    beneficiaries of anyone described in (i) or (ii);
(collectively, “Covered Persons”) or with respect to which Seller or any ERISA Affiliate has or has had any obligation on behalf of any Covered Person, and specifies which Seller sponsors each of said Employee Benefit Plans. Except as disclosed on Schedule 2.24(a), there are no other benefits to which any Covered Person is entitled. “ERISA Affiliate” is hereby defined to include any trade or business, whether or not incorporated, other than Seller, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”) as employees of a single employer that includes Seller.

(b)    Except as disclosed on Schedule 2.24(b), neither Seller nor any ERISA Affiliate maintains or contributes, and has ever maintained or contributed to, an Employee Benefit Plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.
(c)    Except as disclosed on Schedule 2.24(c), neither Seller nor any ERISA Affiliate contributes or has ever been obligated to contribute to any multi-employer plan within the meaning of ERISA Section 3(37).
(d)    Except as disclosed on Schedule 2.24(d), the consummation of the transactions contemplated by this Agreement will not (i) entitle any Employee or former employee of Seller to severance pay, unemployment compensation or any other payment under an Employee Benefit Plan or otherwise, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such Employee or former employee, or (iii) increase any benefits otherwise payable under any Employee Benefit Plan.
(e)    Each Employee Benefit Plan has been operated and administered in all respects in accordance with its terms and all Applicable Laws and the rules and regulations thereunder, including, without limitation, ERISA and the Code, including Section 4980B of the Code and Part 6 of Subtitle B of Title 1 of ERISA (“COBRA”). There is no pending or, to Seller’s Knowledge, threatened litigation, action, suit, proceeding or investigation against or involving any Employee Benefit Plan (other than a routine claim for benefits). All Employee Benefit Plans that are “pension plans” (as defined in Section 3(2) of ERISA) have received favorable determination letters from the IRS (or opinion letters as the case may be) as to their tax-qualified status and the tax-exempt status of any related trust under Sections 401(a) and 501 of the Code, respectively, which determinations are currently in effect.
(f)    Schedule 2.24(f) lists the name of each Covered Person who, as of the Date of Execution, is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended (“FMLA”)) and who is receiving or entitled to receive health coverage under an Employee Benefit Plan, whether pursuant to FMLA, COBRA or otherwise. Schedule 2.24(f) also lists the name of each Covered Person who is on a leave of absence (whether or not pursuant to FMLA) and whose reemployment is governed by the Uniformed Services Employment and Reemployment Rights Act of 1994. An updated Schedule 2.24(f), as of the Closing Date, will be delivered by Seller at the Closing.
(g)    Each Employee Benefit Plan that is a nonqualified deferred compensation plan, as defined by Section 409A of the Code, has been maintained in good faith compliance between January 1, 2005 and December 31, 2008, and has been maintained in compliance since January 1, 2009, with Section 409A of the Code, the U.S. Treasury Department Regulations and IRS guidance issued thereunder.
(h)    Seller has not had any obligation to contribute to or provide benefits pursuant to, or any other liability of any kind with respect to, (i) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (ii) a “plan maintained by more than one employer” (within the meaning of Section 413(c) of the Code) or (iii) any common law theory of joint, dual or multi-employer liability.
(i)    Purchaser shall not, as a result of the transactions contemplated by this Agreement (or any employment by Purchaser of Covered Persons):

(i)    become liable for any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of Seller or of any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan, or any Employee Benefit Plan sponsored, maintained or contributed to by an ERISA Affiliate (including predecessors thereof) (assuming a definition of “Employee Benefit Plan” such as that provided in Section 2.24(a) hereof were applicable to ERISA Affiliates as to those same types of agreements, policies, trusts, funds and arrangements sponsored, maintained or contributed to by them) (each such Employee Benefit Plan for an ERISA Affiliate being an “ERISA Affiliate Employee Benefit Plan”) including, without limitation, withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA or liabilities under Section 412 of the Code or Section 302(a)(2) of ERISA; or
(ii)    be or become a party to any Employee Benefit Plan or any ERISA Affiliate Employee Benefit Plan.
2.25    Inventory. As of the Date of Execution and at the Closing, the Inventory will be in sufficient quantity and condition for the normal operation of the Business in compliance with Applicable Laws and all requirements of Governmental Authorities and consistent with past practices and in any event in a quantity sufficient for the operation of the Business by Seller for not less than fourteen (14) days after the Closing Date.
2.26    Insurance. Seller maintains and has maintained property, fire, casualty, workman’s compensation, general liability insurance and other forms of insurance relating to the Assets, the Facility and the operation of the Business against risks of the kind customarily insured against and in amounts customarily insured in the industry (and, where appropriate, in amounts not less than the replacement cost of the Assets). Attached as Schedule 2.26 is a list of insurance policies carried and insurance coverages maintained by Seller with respect to the Assets, the Facility, and the Business, and upon request by Purchaser, Seller shall provide copies of any such policies to Purchaser. All commercial general liability and professional liability policies maintained by or for the benefit of Seller have been “occurrence” policies and not “claims made” policies or Seller shall have obtained “tail coverage”, as described on Schedule 2.26. Seller shall maintain its insurance policies in effect on a continuous basis through the Effective Time.
2.27    Related-Party Transactions. Except as set forth in Schedule 2.27 attached hereto, no Related Party: (i) has any contractual or other claim, express or implied, or of any kind whatsoever against the Business, Seller or any of the Assets; (ii) has any interest in the Business, Seller, or any of the Assets; or (iii) is engaged in any other transaction with the Business, Seller, or any of the Assets. As used herein, “Related Party” means any of the shareholders, members or partners of Seller, any officers, managers or directors of Seller, any immediate family member of any such shareholders, members, partners, officers, managers or directors, or any Affiliate of the foregoing. As used herein, “Affiliate” of a party means any party controlling, controlled by or under common control with such party.
2.28    Broker. Except for BluePrint Healthcare Real Estate Advisors, LLC, no agent, broker, person or firm acting for or on behalf of Seller or any Affiliate thereof is, or shall be, entitled to any broker’s fees, finder’s fees or other fees or commissions from any party in connection with this Agreement or any of the transactions contemplated hereby, and Purchaser shall have no obligation to pay any fees or commissions to any such persons or entities. On or before the Closing, Seller shall have paid all of the fees and commissions to which BluePrint Healthcare Real Estate Advisors, LLC, are entitled in connection with this Agreement or any of the transactions contemplated hereby.
2.29    Provider Agreements. There are no provider and reimbursement agreements or arrangements (and provider numbers) in effect at the Facility for the benefit of the operation of the Facility relating to any right of payment or claim arising out of or in connection with the participation of the Facility in any Third Party Payor Programs (“Provider Agreements”).
2.30    Truth of Warranties, Representations and Statements. No representation, warranty or covenant made by Seller in this Agreement, the Schedules or the Exhibits attached to this Agreement, or any of the Seller Related Documents, contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Seller:
3.1    Organization. Purchaser is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to carry on its business as currently being conducted.
3.2    Authority, Binding Effect.
(a)    Purchaser has, and at the Closing, as applicable, will have, the full and unrestricted right, organizational power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions, including, without limitation, the Purchaser Documents (collectively, “Purchaser Related Documents”).
(b)    This Agreement does and each Purchaser Related Document, upon due execution and delivery by Purchaser, will constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with its respective terms.
(c)    Purchaser has obtained all required organizational approval required for the execution and consummation of this Agreement, the Purchaser Related Documents and all transactions contemplated hereby and thereby.
(d)    Purchaser is unaware of any fact, condition or circumstance that would prohibit or delay its ability to assume the Bon Air Mortgage or obtain the Governmental Approvals.
3.3    No Violation. Purchaser is not subject to or obligated under any articles of incorporation, bylaw, laws, articles of organization, operating agreement, partnership agreement or other similar governing or charter document, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.
3.4    Broker. Except as set forth on Schedule 3.4, no agent, broker, person or firm acting for or on behalf of Purchaser is, or shall be, entitled to any broker’s fees, finder’s fees or other fees or commissions from the Purchaser in connection with this Agreement or any of the transactions contemplated hereby, and Seller shall have no obligation to pay any fees or commissions to any such persons or entities.
3.5    Truth of Warranties, Representations and Statements. No representation, warranty or covenant made by Purchaser in this Agreement, the Schedules or the Exhibits attached to this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
ARTICLE IV.
ADDITIONAL COVENANTS OF THE SELLERS
The Sellers covenant and agree during the period after the Date of Execution and through the Closing Date as follows:
4.1    Interim Operations. Between the Date of Execution and the Closing Date, Seller shall retain full authority and control of the operation of the Business and the Facility. Except as Purchaser in its sole discretion otherwise approves, in advance, in writing, or as otherwise expressly required hereunder, Seller shall: (i) operate the Business and the Facility in a manner consistent with all Applicable Laws and past practices (both operational and financial); (ii) maintain the Assets in good order and condition (normal wear and tear excepted) to the extent required to operate the Business and the Facility consistent with past practices and in full compliance with Applicable Laws; (iii) comply with all Applicable Laws with respect to the Assets and the operation thereof, including, without limitation, all required regulatory standards of any Governmental Authorities with regulatory jurisdiction over the Business and the Facility and all Third Party Payor Programs; (iv) timely pay all payments due on or before the Closing Date under, and otherwise maintain and comply with, all Contracts and all Residency Agreements, each without change except as expressly provided herein; (v) except as may be required by Applicable Law, not make any changes or modifications to any Contracts or Residency Agreements or incur any further obligations or surrender any rights thereunder, except that Seller may enter into new residency agreements with new Residents and may renew existing Residency Agreements on substantially the same terms and conditions as other Residency Agreements in effect prior to the Date of Execution for the same Facility and otherwise consistent with the specimen residency agreement attached hereto on Schedule 2.7(b), provided in no event shall such new residency agreements provide for any “move in” specials or free rent, fix rental amounts for more than twelve (12) months, provide for a single payment for lifetime services, or be at rates that are lower than the rates reflected in Schedule 4.1(a)(v); (vi) not enter into any contracts, agreements or leases (or any amendment of any of them) which would have had to be disclosed on any schedule hereto had such contracts, agreements or leases been entered into prior to the Date of Execution, unless such contract, agreement or lease (or amendment thereof) has been approved in advance in writing by Purchaser, such approval not to be unreasonably withheld; (vii) keep in full force and effect (and renew as applicable) present insurance policies and Licenses through the Closing Date;

(viii) maintain in good standing all Licenses and use commercially reasonable efforts to maintain (and not terminate) all goodwill of Residents, parties to all Contracts and vendors; (ix) not allow the number of Residents at the Facility to exceed the licensed capacity for such Facility; (x) except for any bonuses which Seller may in its discretion propose to pay at its sole cost and expense to certain management employees in connection with the transaction contemplated by this Agreement, not cause or permit any of the following with respect to any Employees: any new bonus, percentage compensation, service award or other like benefit, or any increase in the compensation payable or to become payable by Seller to any Employees; or any change in the method of calculating any presently existing bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any of the Employees, or any increase in any Employee welfare, insurance, pension, retirement or similar payment or arrangement made or agreed to pursuant to existing welfare, pension and retirement Employee Benefit Plans and arrangements, deferred compensation, or other Employee Benefit Plans; and (xi) except as expressly permitted hereunder, not take any action that would cause any of the changes, events or conditions described in Section 2.21.
4.2    Borrowing. Other than with the written consent of Purchaser, from and after the Date of Execution, Seller shall not create, or permit to become effective, any additional Monetary Encumbrance on the Business, the Facility or the Assets. For the avoidance of doubt, all Monetary Encumbrances other than the Bon Air Mortgage shall be satisfied by Seller at Closing.
4.3    Full Access and Disclosure.
(a)    The term “Facility Management” means the following personnel: Susan Eckert, President of Harmony, Brent Russell, Chief Operating Officer of Harmony and Natalie Kent, Regional Vice President of Harmony. Seller has notified the Facility Management of the pending sale of the Facility to Purchaser and instructed the Facility Management to fully cooperate with Purchaser and to treat the pending sale with utmost confidentiality.
(b)    From and after the date hereof, Seller shall afford to Purchaser and its counsel, accountants, environmental consultants, engineers, appraisers and other authorized representatives and contractors (collectively, “Purchaser’s Representatives”), upon reasonable notice to Seller (which may be oral notice), access to the Facility during business hours, including, without limitation, all FF&E, all Books and Records and any and all financial data and records, operating data and other information requested, including the Financial Statements, audits, inspection reports, plans of correction with respect to Licensing Surveys (all with respect to the past three (3) years), current room rates (including dates and amounts of increases), census data and residency mix, payroll information, Third Party Payor Program reports, employment agreements, personnel policies and all contracts, agreements, correspondence files and other documents relating to the Facility, the Assets and the Business, so that Purchaser will have a full opportunity to conduct a comprehensive due diligence review of the Facility, the Assets and the Business, including without limitation, analyzing and inspecting the physical condition of the Real Property Assets. Seller shall be entitled to have a representative present during Purchaser’s scheduled visits. Seller shall furnish such additional financial and operating data and other information as Purchaser and Purchaser’s Representatives shall from time to time request, and Seller shall supplement or amend any information, written or otherwise, previously delivered or otherwise disclosed to Purchaser with respect to any matter hereafter arising which, if existing or occurring as of the Date of Execution, would have been required to be set forth or disclosed. Purchaser’s visits to the Facility shall be non-disruptive of Employees and Residents.

(c)    On request, Seller shall afford Purchaser reasonable access to the Facility Management and Blake Berg, Facilities Asset Manager for Smith/Packett Med-Com, LLC.
(d)    After the receipt of the Governmental Approvals, Seller and Purchaser shall hold joint meetings at such times as Purchaser shall reasonably request with the Residents and Employees, to announce that the Assets will be sold to Purchaser. Purchaser will be entitled to meet with and interview any and all Employees.
(e)    Notwithstanding the Sections above, nothing in this Agreement shall afford to Purchaser any access which shall unreasonably disrupt the operation of the Business.
(f)    Purchaser’s due diligence review and any inspections pursuant hereto shall not waive or release Seller from any of its representations, warranties or covenants in this Agreement.
4.4    Consents and Satisfaction of Conditions. Other than the Governmental Approvals which under Section 5.5 are the responsibility of Purchaser and the TRS Entity, Seller shall obtain in writing and in form and substance reasonably satisfactory to Purchaser, at Seller’s cost and expense, on or prior to the Closing, all consents (including without limitation, the Required Consents) necessary for Seller to fulfill Seller’s obligations to consummate the transactions contemplated hereby at the Closing and to fulfill all conditions precedent to Closing. Seller will reasonably cooperate with Purchaser in the performance by Purchaser of its obligations under this Agreement and in obtaining all Required Consents. Without limiting the foregoing, Seller will assist Purchaser in responding to questions raised by, attending meetings with, and assisting with the preparation of documents required by Governmental Authorities in order to obtain all Required Consents. To the extent that any such required consents and approvals are not obtained by the Seller with respect to any of the Assumed Contracts, this Agreement, to the extent permitted by Applicable Law, shall constitute an equitable assignment by the Seller to the Purchaser of all of the Seller’s rights, benefits, title and interest in and to such Assumed Contracts, and the Purchaser (or its designees) shall be deemed to be the Seller’s agent for the purpose of completing, fulfilling and discharging all of the Seller’s rights and liabilities arising after the Closing Date under such Assumed Contracts, and the Seller shall take all necessary steps and actions to provide the Purchaser (and its designees) with the benefits of such Assumed Contracts. The Seller shall hold the Purchaser harmless from any loss, damage or liability that results from the Seller’s failure to obtain any required consents and approvals hereunder.
4.5    Compliance With Laws. Seller shall comply in all material respects with all Applicable Laws in connection with the execution, delivery and performance of this Agreement, the transactions contemplated hereby and the ownership, use, operation, management and maintenance of the Assets, the Business and the Facility prior to the Closing.
4.6    Taxes. Seller shall timely file all federal, state and local tax returns and, to the extent applicable, estimates and reports, and pay all amounts then due for all taxes for all periods through and including the Closing Date to the extent due and payable at any time prior to the Effective Time and otherwise to the extent necessary to transfer the Assets, the Business and the Facility to Purchaser in accordance with the terms of this Agreement. Furthermore, Seller shall give all required notices and make all required filings, on behalf of Purchaser when required, of the transactions contemplated hereby, including any notices and filings required to obtain tax good standing letters or tax clearances or certificates with the tax authorities of the Commonwealth of Virginia and any other state or any local tax authority with which Seller is required to file tax returns and/or pay taxes.
4.7    No Disposition of Assets. Except for Assets depleted and replaced in the ordinary course, Seller shall not sell, lease or otherwise dispose of or distribute any of the Assets or properties related thereto or necessary for the operation of the Facility and the Business and, to the extent depleted or replaced in the ordinary course, Seller shall restock and replenish any portion of the Assets consumed or used between the Date of Execution and the Closing Date with Assets of comparable quality.
4.8    Further Documentation. Seller agrees that following the Closing Date, upon request by Purchaser, Seller will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required without enlarging or extending any obligations or liability of Seller under this Agreement in any manner and without (except to the extent required by this Agreement) requiring the expenditure of any material funds by Seller which are not to be reimbursed by Purchaser, in order to more fully assign, grant, transfer, convey, assure and confirm to Purchaser, or for aiding and assisting in collecting and reducing to possession, all of the Assets to be sold to Purchaser pursuant to this Agreement or transitioning the operations of the Facility to the TRS Entity.
4.9    Confidentiality. Seller will, and will cause its Affiliates to, keep confidential all information relating to the terms of this Agreement and all information relating to Purchaser (other than information that is a matter of public knowledge or that has heretofore been or is hereafter published in any publication for public distribution or, through no fault of Seller, filed as public information with any Governmental Authority) and such information shall not at any time be used for the advantage of Seller, its Affiliates or its or their respective representatives or disclosed to third parties (including Employees) by Seller, its Affiliates or its or their respective representatives, other than to the extent necessary to consummate the transactions contemplated hereby.
4.10    Title Insurance and Survey; Environmental Assessments.
(a)    Seller has provided to Purchaser a copy of all of the currently effective title insurance policies on each of the Facility and the Real Property, plats and surveys in its possession that relate to the Real Property, and copies of any recorded instruments listed as exceptions to title in those title insurance policies.
(b)    Purchaser, at Purchaser’s option, shall use commercially reasonable efforts to obtain: (i) updated real property surveys for the Facility (collectively, the “Surveys”), and (ii) title commitments for the Facility (collectively, the “Title Commitments”), issued by Escrow Agent (also referred to herein as the “Title Company”), which Title Commitments shall contain commitments by the Title Company to issue to Purchaser title insurance policies on extended coverage ALTA Owner’s forms, inclusive of a non-imputation endorsement, in form and substance reasonably acceptable to Purchaser (each a “Title Policy” and collectively the “Title Policies”) insuring the good and marketable fee simple title to the Facility. Seller will cause all standard exceptions to be deleted from the Title Policies at the Closing, other than exceptions for (i) such itemized matters shown on the Surveys to which Purchaser does not object pursuant to the provisions hereof, (ii) taxes for the year in which the Closing occurs which are not yet due and payable, and (iii) the standard pre-printed survey exception, and Seller will execute and deliver or otherwise obtain such reasonable documents and instruments as the Title Company shall require, including, without limitation, an owner’s affidavit and gap indemnity in the form(s) attached hereto as Schedule 4.10(b). Upon execution of this Agreement, Purchaser shall make application for such title insurance, and provide Seller with a copy of the application. Not later than ten (10) days of receipt thereof and in no event later than the expiration of the Diligence Period, Purchaser shall give written notice to Seller accepting or objecting to the Title Commitments and Surveys, with any such notice of objection specifying the exceptions or other matters to which Purchaser objects and Seller shall have ten (10) days to accept or reject such exceptions by written notice to Purchaser; and if Seller fails to deliver such notice to Purchaser, Seller shall be deemed to have agreed to cure such objections, and the cure thereof shall be a condition to Purchaser’s obligation to close hereunder. If Seller does not agree to cure the objections, Purchaser shall have the right, by notice given to Seller within five (5) days after receipt of Sellers’ notice, either to (a) waive the objections and close title without abatement or reduction of the Purchase Price, or (b) terminate this Agreement and obtain a refund of the Deposit. If Purchaser elects to terminate this Agreement by notice given to Seller, the Deposit shall be immediately returned to Purchaser, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. The failure of Purchaser to object to any matter reflected in any Title Commitment or Survey shall be deemed a waiver by Purchaser of any right to object to any matter so shown; provided, however, that notwithstanding anything to the contrary contained in this Section 4.10, Seller shall be unconditionally obligated to pay any outstanding indebtedness evidenced by, and cause the release of any, lien, mortgage, deed of trust, deed to secure debt, security agreement, judgment, tax lien or other encumbrance affecting the Assets and capable of being released through or as a result of the payment of money (collectively, “Monetary Encumbrances”), other than the Bon Air Mortgage, irrespective of whether Purchaser objects to same unless and only to the extent that such obligation is waived in writing by Purchaser.
(c)    Notwithstanding the foregoing, Purchaser shall not have the right to object to any of the following, all of which shall be deemed to be “Permitted Encumbrances” hereunder: (A) the Assumed Liabilities and (B) ad valorem taxes for the year in which the Closing occurs, not yet due and payable.
(d)    Seller has provided to Purchaser copies of any previously prepared environmental assessments or other environmental assessments in the possession of Seller conducted for the Facility or the Real Property as set forth on Schedule 2.9(f). Seller will permit Purchaser and its agents to conduct new environmental assessments for the Facility. Notwithstanding the foregoing, Purchaser shall not perform any Phase II environmental assessments or other intrusive environmental investigation without Seller’s prior written consent.
4.11    Financial Information. From the Date of Execution and through the Effective Time, Seller shall deliver to Purchaser not later than the thirtieth (30th) day of the next succeeding calendar month (i) internally-prepared, unaudited monthly individual Facility financial statements (including a balance sheet and detailed income statement) showing current month, year-to-date, and budget comparison data and per diem amounts; (ii) accounts receivable aging; (iii) month and year-to-date capital expenditures; and (iv) management reports and updated resident rolls in the form attached as Schedule 2.7(b. The financial statements delivered by Seller pursuant to this Section shall be prepared on a basis consistent with the Financial Statements.

4.12    Certain Employment Matters.
(a)    In furtherance of the Manager’s performance of its obligations under the Management Agreement contemplated by Section 6.9, effective as of immediately prior to the Closing, each Seller shall terminate each Employee employed thereby to the extent such Employee provides services with respect to the Facility, and the Manager shall contemporaneously therewith offer employment to and hire such Employees, all in accordance with Applicable Law; it being understood that neither Purchaser nor any of its Affiliates shall have any liability or obligation in respect of such termination of such Employees by the Sellers, the hiring thereof by the Manager, or any post-termination liabilities or obligations owing to any such Employee in connection therewith, all of which shall remain the sole liability and obligation of the Sellers and the Manager. The Sellers shall be responsible for timely providing all notices and other communications to employees and making any payments that may be required under the Worker Adjustment and Retraining Act, as amended from time to time, and any similar state statute, relating to notice to employees, if such provisions apply to the Transactions contemplated hereunder, and the Sellers shall obtain IRS Forms I-9 from all of their respective Employees prior to the Closing. The provisions of this Section 4.12(a) shall not create any third party beneficiary rights and, to the extent consistent with the terms of the Management Agreement contemplated by Section 6.9, the Manager shall have sole discretion for all employment decisions, wages, salaries, benefits and other terms and condition of employment of any and all of its employees.
(b)    The Sellers shall retain and assume all liability for, and neither Purchaser nor any of its Affiliates shall have any liability or obligation in respect of any pre-Closing obligations of any Seller in respect of any collective bargaining agreement, employment agreement, pension or retirement plan, profit sharing plan, stock purchase or stock option plan, medical or other benefits or insurance plan, compensation obligation or agreement or severance pay plan or agreement and any other Employee Benefit Plan, including any contribution, tax lien, penalty, cost, interest, claim, loss action, suit damage, cost assessment or other similar type of liability expense of Seller or any of its ERISA Affiliates with regard thereto.
4.13    No Shop. At no time between the Date of Execution and the Closing Date shall any or all of Seller or any of their respective officers, directors, employees, agents or Affiliates (or any of their respective agents), directly or indirectly, solicit, initiate, encourage, participate in any negotiation or discussion, enter into any agreement in respect of the Facility or Seller, or cooperate with any person or entity regarding any Acquisition Proposal. The term “Acquisition Proposal” shall mean any proposal (other than a proposal by Purchaser) for the acquisition of all or a substantial portion of the equity interests or assets of the Facility, any Assets or Seller, or for a merger, consolidation or other business combination pursuant to which any other person or entity would acquire the Facility, any Assets or Seller, or any substantial equity interest in the Facility, the Assets or Seller. Seller represents and warrants that, prior to the Date of Execution, Seller has ceased and caused to be terminated all discussions or negotiations with any parties other than Purchaser with respect to any Acquisition Proposal, and has terminated access of any such parties to any information with regard to the Assets, the Facility and the Business, and any such parties have returned any such information previously made available by or on behalf of Seller.
4.14    Cost Reports.
(a)    Seller shall prepare and file when due any and all private insurance cost reports and financial reports, other requests for reimbursement or other required filings of Seller and the Business and the Facility for the Third Party Payor Programs which are required to be submitted or filed by or on behalf of the Facility during the period after the Date of Execution and through the Closing Date, if any. Each such report shall be, at the time of the filing thereof, complete and accurate in all respects, and not misleading, and as of the Closing Date, except as set forth on Schedule 2.16(c)(i), there shall be no outstanding overpayments, set-offs or adjustments to any payments which have been made or are then due and owing, as of the Closing Date, to or from (or anticipated to be due and owing to or from) any Seller or the Business or the Facility under any Third Party Payor Programs. At least ten (10) days after filing any such report, Seller shall provide Purchaser with a copy of each such report.
(b)    After the Closing, Seller shall properly prepare and timely file when due any and all final cost reports for the Facility as and to the extent required by any Governmental Authority or Third Party Payor Program for the pre-Closing time period within the time frame required by Applicable Law for the Facility for which such a report should be prepared, if any. Seller will be responsible for the accuracy and completeness of such reports and will be responsible for any audits, overpayments, penalties or other costs arising out of such reports or otherwise for the time period for which Seller was the operator or licensee of the Facility.
4.15    Employment Records; Resident Records.
(a)    From and after the Closing, Purchaser, unless prevented by Applicable Law, and anything in this Agreement to the contrary notwithstanding, shall retain possession of all Resident Records, and shall provide reasonable access thereto to Seller. Seller shall for seven (7) years after the Effective Time retain and make available to Purchaser its Books and Records relating to all Employees, including any and all records or written documents relating to performance reviews, performance improvement plans, statements of disciplinary actions taken, medical records and all other information maintained in such Employees’ personnel files (collectively, “Employee Records”). Immediately prior to the Closing, Seller shall, at Purchaser’s option, remove and retain, but only to the extent permitted by Applicable Law, all records in Seller’s possession relating to all prior Residents of the Facility who were not residing therein on the Closing Date (“Discharged Resident Records”). In the event that Seller does not remove all Discharged Resident Records as herein required that Purchaser has specified should be removed, then Purchaser may, upon not less than fifteen (15) days’ prior written notice to Seller, destroy such Discharged Resident Records.
(b)    Seller’s Books and Records used or developed in connection with the Business conducted at the Facility has been maintained in all material respects in accordance with all Applicable Laws governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records and there is no material deficiency in Seller’s Books and Records.
(c)    At least two (2) weeks prior to the Closing Date, Seller shall deliver to Purchaser customer data consisting of the names of all Residents, the names and addresses of the Residents’ responsible parties and such further information as Purchaser may reasonably require in order for the TRS Entity to be able to assume full operation of the Facility and full accounting functions on the Closing Date.
(d)    Upon request, subject to any restrictions under Applicable Laws, Seller shall have reasonable access, at its expense, to any records transferred to or held by Purchaser as relates to pre-Closing operations of the Facility.

4.16    Surveys; Resolution of Audit Deficiencies; Cooperation.
(a)    Seller shall provide to Purchaser, within three (3) Business Days of receipt by Seller, any items related to or included in any Licensing Surveys with respect to the Facility and the Business between the Date of Execution and the Closing Date. Seller shall exercise commercially reasonable efforts to finally settle and resolve any deficiencies, reimbursements, audit adjustments, disallowances, unresolved claims or disputes or other amounts owed or alleged to be owed to any Governmental Authorities or any other third parties under any Third Party Payor Programs, if applicable (collectively “Program Reimbursements”) prior to the Effective Time. Seller shall be obligated to timely deliver to Purchaser, upon Purchaser’s request, both before and after the Closing for a reasonable time period, all information and documentation within Seller’s control and to cooperate in good faith with all reasonable requests from Purchaser to enable Purchaser to make timely filings with the Governmental Authorities.
(b)    Seller represents and warrants to Purchaser that Schedule 4.16(b) to this Agreement sets forth all reserves of Seller for Program Reimbursements with respect to the operations at the Facility as of December 31, 2014, determined in conformity with GAAP applied on a basis consistent with past practices (the “Program Reimbursement Reserve”), together with the signed report of Seller’s independent public accountants in respect thereof (the “Program Reimbursement Reserve Report”). On or before five (5) days preceding the Closing Date, Seller shall deliver a certificate certifying to Purchaser the amount of the Program Reimbursement Reserves as of a date not more than sixty (60) days prior to the Closing Date (the “Closing Date Program Reimbursement Reserve”) together with the Program Reimbursement Reserve Report as executed by Seller’s independent public accountants with respect thereto.
4.17    COBRA Compliance. Seller shall be liable and responsible for, and Purchaser shall incur no liability or responsibility with respect to, any Continuation Coverage (as that term is defined by COBRA Section 4980B of the Code and Section 601, et seq. of ERISA) for any Employee terminated at any time prior to or at the Closing. Purchaser shall not assume, honor or accept any employee benefit plan of Seller or its Affiliates, including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA and Seller shall be solely responsible for satisfying all obligations (whether arising under federal, state or local law or pursuant to contract) which may arise or which may have arisen prior to the Closing Date in connection with the employment of any Employees or the creation, funding, operation or termination of any of the employee benefit plans by or on behalf of Seller that cover any of the Employees.
4.18    Capital Expenditures. Prior to the Closing Date, Seller shall diligently undertake, continuously prosecute and complete all capital projects as needed on an emergency basis or as otherwise required to maintain the Facility in good condition and working order (normal wear and tear excepted), consistent with past practices and in full compliance with all Applicable Laws, all at Seller’s sole cost and expense, it being understood that in no event shall Seller be entitled to any reimbursement from Purchaser in respect thereof.
4.19    Changes in Representations and Warranties. Throughout the period from the Date of Execution through and including the Closing Date, Seller shall give Purchaser prompt written notice of (a) any representation and warranty made by Seller in this Agreement which Seller hereafter learns was inaccurate or incorrect when originally made, (b) any event, change or occurrence arising after the Date of

Execution which would make any representation or warranty of Seller inaccurate or incorrect as of the time of such event, change or occurrence (Seller hereby acknowledging and agreeing that all representations and warranties of Seller herein are hereby deemed re-made and re-affirmed by Seller each and every day while this Agreement is in effect), and (c) any event, change or occurrence arising after the Date of Execution which will or reasonably may be anticipated to prevent Seller from making the same representations and warranties as set forth herein on and as of the Closing Date. The giving of any such notices shall not limit or modify any rights of Purchaser hereunder arising in the case of a breach of a representation or warranty by Seller, and Purchaser shall have the right, subject to and in accordance with Article XII, to terminate this Agreement and receive an immediate refund of the Deposit and Transaction Costs, at any time prior to the Closing, following receipt by Purchaser of any such notice of any materially inaccurate or incorrect representation or warranty under clauses (a) – (c) of this Section, and Purchaser shall have and retain all other rights and remedies hereunder in respect of any breach of a representation or warranty by Seller. Any determination of materiality under this Section shall be made by Purchaser in its reasonable discretion.
4.20    Appointment of Sellers’ Agent.
(a)    Sellers each hereby appoint Hunter D. Smith (“Sellers’ Agent”), as their agent and attorney-in-fact, on their behalf and on behalf of each of them in accordance with the terms of this Section, and hereby authorize the Sellers’ Agent (i) to perform all acts which, by the provisions of this Agreement are to be performed by Sellers’ Agent; (ii) to waive on behalf of each of them any of the provisions of this Agreement and to execute and deliver such amendments on behalf of each of them to this Agreement as the Sellers’ Agent, in its sole judgment, shall deem necessary or advisable; (iii) to execute and deliver documents pursuant to this Agreement as the Sellers’ Agent, in its sole judgment, shall deem necessary or advisable, including any amendments to any such agreements; (iv) to execute and give all notices, requests and other communications required, permitted or contemplated under this Agreement as Sellers’ Agent, in its sole judgment, shall deem necessary or advisable; (v) to consent, dispute, compromise, adjust, settle, litigate, appeal or otherwise deal with any and all set-offs, claims breaches, obligations, liabilities, assessments, suits, actions, proceedings, liens, charges, encumbrances, orders, judgments and decrees with respect to this Agreement or to refrain so to do as Sellers’ Agent shall, in its sole judgment, deem necessary or advisable; (vi) to delegate all or any of its power or authority under this Agreement to any person or entity, as Sellers’ Agent, in its sole judgment, shall deem necessary or advisable; (vii) to expend such amounts in the exercise of its rights and powers and in the performance of its duties hereunder as Sellers’ Agent shall, in its sole judgment, deem necessary or advisable; and (viii) generally to act for and on behalf of each of them in all matters connected with this Agreement, with the same force and effect as though such an act had been taken by any of them personally. Seller agrees with Purchaser that the Sellers’ Agent shall be the sole and exclusive person with legal capacity and standing to contest, dispute, compromise, adjust, settle, litigate, appeal or otherwise deal with Purchaser with respect to the indemnification of the Purchaser Indemnified Parties as set forth in Article VII of this Agreement. This appointment and power-of-attorney shall be a special power-of-attorney coupled with an interest, shall be irrevocable and shall survive the dissolution, death, disability or incapacity of any of the Sellers.
(b)    Seller agrees that Purchaser may deal solely with the Sellers’ Agent as the exclusive representative of Seller with reference to the matters set forth in this Agreement, that the actions of the Sellers’ Agent are binding on Seller, its successors and assigns, and that Purchaser has no duty to ascertain if the Sellers’ Agent is properly carrying out its obligations under this Agreement.

4.21    Intentionally Omitted.
4.22    Transfer Agreements.
(a)    Intentionally deleted.
(b)    To the extent such exist, Seller shall deliver to Purchaser a list, sorted by Facility, of all transfer agreements, whether oral or written, between the Facility, on the one hand, and hospitals (“Hospitals”), on the other hand (“Transfer Agreements”), together with true and complete copy of each such written Transfer Agreement in Seller’s possession, relating to transfer arrangements currently in place. To the extent that Seller does not have complete copies of any Transfer Agreement, Seller agrees that Purchaser may contact the Hospital or Third Party Payor, as applicable, to (i) attempt to obtain a copy of such Transfer Agreement and/or (ii) otherwise communicate with the Hospital or Third Party Payor Program with respect to a Transfer Agreement between the Third Party Payor Program or Hospital, as applicable, and Purchaser (including obtaining a written provider plan between such parties), and that Seller will reasonably cooperate with and assist Purchaser in connection with the foregoing.
ARTICLE V.
COVENANTS OF PURCHASER
Purchaser covenants and agrees during the period after the Date of Execution and through the Closing Date as follows:
5.1    Confidentiality. Prior to the Closing, Purchaser will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement, all information relating to Seller, all information gathered in connection with its due diligence review and all information related to the Assets and Facility (other than information that is a matter of public knowledge, through no fault of a party requiring confidentiality, or that has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority) and such information shall not at any time be used by Purchaser, except to evaluate and consummate the transactions contemplated by this Agreement; provided, however, that Purchaser shall be permitted to make such disclosures as are (i) required pursuant to Applicable Law, order, subpoena or demand of any Governmental Authority or (ii) necessary to be disclosed to lessors, lenders, Governmental Authorities, Purchaser’s Representatives and other third parties in order to consummate the transactions contemplated hereby.
5.2    Compliance with Laws. Purchaser shall comply in all material respects with all Applicable Laws in connection with Purchaser’s execution, delivery and performance of this Agreement and the transactions contemplated hereby.
5.3    Books and Records. Purchaser understands that all of the Books and Records (other than those removed by Seller pursuant to the terms of Section 4.15(a)) are being transferred to the TRS Entity subject to the requirements of Applicable Laws. Purchaser agrees to cause the TRS Entity to maintain all such Books and Records for the requisite period prescribed by Applicable Law. In addition, if and to the extent permitted by Applicable Law, Purchaser agrees to cause the TRS Entity to allow Seller, or Seller’s agents or representatives upon reasonable advance notice and at Seller’s sole cost and expense, to examine from time to time such Books and Records relating to the period of Seller’s operation of the Facility and the Business, to promptly cooperate with Seller, Seller’s agents or representatives in their examination or review of such Books and Records, and to permit Seller to obtain copies thereof, upon request.
5.4    Cooperation. Following Closing, Purchaser shall cooperate with Seller and provide reasonable access to the Books and Records in Purchaser’s possession which are required by Seller to respond to any litigation, investigation, inquiry, government audit and/or third-party payor audit, upon reasonable advance notice unless prohibited by Applicable Law. Seller shall be responsible for the costs and expenses of copying any records in Purchaser’s possession or any costs of third parties unrelated to Purchaser (e.g. record management companies) in making the records available to Seller.
5.5    Regulatory Consents; Governmental Approvals.
(a)    Subject to performance by Seller of its obligation to cooperate and provide information as contemplated by Sections 4.4 and 4.16, Purchaser shall cause the TRS Entity to make, at its cost, all filings with Governmental Authorities and use commercially reasonable efforts to seek to obtain, and diligently pursue, all permits, approvals, authorizations and consents of all Governmental Authorities required to permit the TRS Entity to operate the Facility, including, without limitation, filing applications to obtain all necessary or appropriate approvals for all Licenses, agreements, certificates and other consents from all Governmental Authorities, and Third Party Payor Program administrators and agencies, if any, and any municipality or other governmental agency or administrative body that authorizes or regulates the operation of the Facility and the conduct of the Business as presently operated upon terms and conditions acceptable to Purchaser in its sole discretion (individually and collectively, “Governmental Approvals”). Attached to this Agreement as Schedule 5.5(a) is a description that has been agreed upon by Purchaser and Seller of the License that Purchaser requires to be issued in the name of the TRS Entity with an effective date of the Closing Date, and which are required for the operation of the Facility by the TRS Entity from and after the Closing Date. Without limiting the generality of the foregoing, as soon as is practical following the Date of Execution, Purchaser shall cause the TRS Entity to file the requisite applications with the Virginia Licensure Agency, and Purchaser shall use commercially reasonable efforts to cause the TRS Entity to obtain, and diligently pursue obtaining, all approvals of such applications, and shall not unreasonably request any extensions of any time periods by which Purchaser must reply or provide information to the Virginia Licensure Agency. Purchaser shall from time to time update Seller on the status of such applications and shall promptly upon receipt provide to Seller copies of all correspondence to and from the Virginia Licensure Agency in connection with such applications. Each party shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing. Seller shall reasonably cooperate with Purchaser in the performance by Purchaser of its obligations under this Agreement in obtaining all Governmental Approvals. Without limiting the foregoing, Seller will assist Purchaser and the TRS Entity in responding to questions raised by, attending meetings with, and assisting with the preparation of documents required by Governmental Authorities in order to obtain all Governmental Approvals.
(b)    Without limiting the generality of Section 5.5(a), with respect to any revenues or reimbursement received by the Facility from or as a result of Third Party Payor Programs, if any, Purchaser shall obtain all necessary consents or approvals (which at the Closing may be oral or written commitments to issue such consents or approvals) of such assignments, each of which shall be upon such terms and conditions acceptable to Purchaser in its sole discretion; provided, that, the TRS Entity will not assume any of Seller’s obligations in respect of Program Reimbursements, if any, arising with respect to periods occurring on or before the Effective Time.
(c)    The Governmental Approvals under Section 5.5(a) and the actions (and all necessary consents or approvals) under Section 5.5(b) shall be referred to collectively as “Regulatory Consents”.
(d)    It shall be an express condition precedent to the obligation of each of parties hereto to consummate the transactions under this Agreement that the Regulatory Consents are obtained. In the event that, on or before 5:00 pm on the date that is one hundred fifty (150) days following the Date of Execution (the “Outside Date”) the TRS Entity has not obtained the Regulatory Consents, then either Seller or Purchaser may terminate this Agreement upon written notice to the other parties and Escrow Agent (the “Regulatory Contingency Termination Notice”). In the event that either Seller or Purchaser delivers a Regulatory Contingency Termination Notice pursuant to this Section 5.5, this Agreement shall terminate as of the date of the delivery of the Regulatory Contingency Termination Notice in accordance with Article XII below.
5.6    Further Documentation. Purchaser agrees that following the Closing Date, upon request by Seller, Purchaser will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Purchaser under this Agreement in any manner and without (except to the extent required by this Agreement) requiring the expenditure of any funds by Purchaser which are not reimbursed by Seller, to fully consummate the transactions contemplated by this Agreement.
5.7    Changes in Representations and Warranties. Throughout the period from the Date of Execution through and including the Closing Date, Purchaser shall give Seller prompt written notice of (a) any representation and warranty made by Purchaser in this Agreement which Purchaser hereafter learns was inaccurate or incorrect when originally made and (b) any event, change or occurrence which will or reasonably may be anticipated to prevent Purchaser from making the same representations and warranties as set forth herein on and as of the Closing Date.
ARTICLE VI.
OTHER COVENANTS
6.1    Residents Rents; Accounts Receivable; Move-In Deposits and Move-In Fees.
(a)    Prior to the Closing, except as provided in this Section 6.1(a), Seller shall bill the Residents in the ordinary course of business for amounts due under Residency Agreements and the TRS Entity shall assume responsibility for the billing of such amounts on and after the Effective Time. The parties acknowledge that private-pay Residents are billed monthly by Seller in advance on or about the last day of the preceding calendar month. Seller shall bill private-pay Residents for the calendar month of the Closing, but not for the calendar month after the Closing. The TRS Entity shall bill Residents for those private pay items that are billed in arrears (including, if applicable, for items such as haircuts, guest meals, therapy services and other similar items) attributable to the calendar month of the Closing; provided, however Seller shall bill residents for such items if the Closing occurs on the last day of a calendar month. Regardless of which party bills the Residents or Third Party Payor Programs, the portion of all resident rents and service fees allocable to the time period before the Effective Time shall be allocated to Seller and the portion thereof allocable to the time period on and after the Effective Time shall be allocable to Purchaser and will be accounted for as part of the reconciliation process set forth in Section 10.5.
(b)    Delinquent rents and service fees for the period on or before the Effective Time will remain the property of Seller. Seller shall retain all rights in and title to all pre-closing accounts receivable except to the extent any portion relates in part to dates on and after the Effective Time. With respect to the collection of delinquent rents and service fees for the period before the Closing Date, as to (i) former Residents who are not Residents on the Closing Date, Seller may conduct whatever collection actions it deems commercially necessary and reasonable to recover such past due amounts, and (ii) Residents who are Residents on the Closing Date, Seller may not conduct any collection activity except with respect to delinquent accounts which remain past due more than sixty (60) days following the Closing Date. Seller shall notify Purchaser prior to engaging any third party to pursue collection activities and, upon Purchaser’s request, shall cooperate in good faith with Purchaser in pursuing such actions. For the period from the Date of Execution until the Closing Date, Seller may continue its past practices, including eviction practices, with respect to the collection of delinquent rents and service fees of Residents. Anything to the contrary contained in this Agreement notwithstanding, Seller shall retain all collections relating to pre-Closing rents and services rendered.
(c)    All rents and service fees received by either party after the Effective Time from any Resident which does not specify the service dates for which such payment relates will be applied in the following order of priority: (i) first, to amounts owed by that Resident for the calendar month of Closing prorated accordingly between the parties as applicable; (ii) second, (A) to Seller for the delinquent amounts owed by that Resident attributable to periods before the Effective Time but only with respect to undesignated payments received during the period expiring sixty (60) days after the Closing Date and (B) after the sixtieth (60th) day following the Closing Date, to amounts owed by that Resident due and payable to Purchaser; and (iii) third, (A) to amounts owed by that Resident due and payable to Purchaser until the sixtieth (60th) day following the Closing Date and (B) after the sixtieth (60th) day following the Closing Date, to Seller for the delinquent amounts owed by that Resident attributable to the periods before the Effective Time. All payments received by either Purchaser or Seller from Residents which specify a date of service for such Residents shall be credited to the party who rendered the services on the specified dates. In addition, as soon as reasonably practicable but in no event more than thirty (30) days after its receipt thereof, Purchaser shall remit to Seller any payments under Third Party Payor Programs received by Purchaser that apply to a pre-Closing account of the Resident for whom the payment is made in accordance with the dates of service indicated on the remittance, together with a copy of the remittance advice.
(d)    With respect to entrance fees, security deposits and move-in fees paid by any Resident of the Facility at any time prior to the Effective Time, including, without limitation, Residents as of the Closing Date as well as prior Residents of the Facility (such deposits and fees, collectively “Move-In Deposits”), Purchaser shall be entitled to a credit at the Closing for the portion of such Move-In Deposits that are refundable to any such Resident as of the Closing Date in accordance with the term of the applicable Residency Agreement.
(e)    If the Closing occurs at calendar month end, then Purchaser shall receive a credit at the Closing equal to 100% of the resident fees billed and collected by Seller in advance for the calendar month after the Closing occurs, subject to the reconciliation process set forth in Section 10.5.

(f)    If the Closing occurs other than at calendar month end, Purchaser shall receive a credit at the Closing equal to the following, subject to the reconciliation process set forth in Section 10.5:
(i)    For the calendar month in which the Closing occurs, a credit equal to Purchaser’s pro rata share of the amount of the total fees billed and collected by Seller in advance for such calendar month; and
(ii)    For the calendar month after the Closing occurs, to the extent that Seller has billed and collected for that calendar month in advance under Section 6.1(a), a credit equal to 100% of the resident fees so billed and collected.
(g)    Each party agrees that they will provide each other with any information reasonably required to enable either party to complete its billing to Residents and Third Party Payor Programs.
6.2    Third-Party Payor Program Reimbursements.
(a)    Seller shall bill any applicable third party or Governmental Authority for any applicable Third Party Payor Program reimbursements for the calendar month prior to the Closing. For the calendar month in which the Closing occurs, Seller shall bill any applicable third party or Governmental Authority for all periods prior to the Closing and the TRS Entity shall bill any applicable third party or Governmental Authority for all periods on or after the Effective Time.
(b)    Seller is entitled to payments of receivables on account of items or services provided on dates of service before the Effective Time, even if such receivables are collected after the Closing, and the TRS Entity is entitled to payments of receivables on account of items or services provided on dates of service from and after the Effective Time. The TRS Entity and Seller shall each deliver periodically (and in any event, no less frequently than monthly) to the other any such payments actually received by such party and due to the other party as contemplated hereby.
6.3    Transfer Matters. If, prior to or within one (1) year following the Closing, any of the Governmental Authorities conducts a survey or inspection of the Facility (a “Transfer Survey”), including any such Transfer Survey which is a standard survey, a complaint survey or a survey prompted by the transactions contemplated by this Agreement, then Seller agrees to be responsible for all citations and deficiencies attributable to (i) pre-Closing activities that violate any Applicable Law (and which violation did not first occur after the Closing Date) and (ii) pre-Closing conditions, and Seller shall correct or pay, or both, for such citations and deficiencies to the extent applicable. Seller’s responsibility shall include correcting all non-compliances and citations, paying any and all fines, providing a plan of correction (prior to the Closing) and providing and bearing the expense for all consultants, staff, materials, supplies and equipment necessary to complete the plan of correction and achieve full compliance. To the extent that such corrections cannot be completed prior to the Closing, Seller shall be required to place in escrow at the Closing an amount equal to one hundred percent (100%) of the reasonable estimated cost of the corrections required.
6.4    Pre-Closing Access. During the two (2) week period prior to the Closing Date, Seller shall permit the employees and representatives of the TRS Entity to be present at the Facility at scheduled times to, as applicable and reasonably desired by the TRS Entity, commence installation of time clocks, computers, billing, accounting and security systems, and do such other things as may be reasonably necessary to effect an orderly transition of the Facility.
6.5    Workers’ Compensation. Seller shall be responsible for and pay any and all workers’ compensation and other similar claims asserted by or with respect to any Employees or former employees of Seller (or any of them) in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred prior to or on the Closing Date. Purchaser is responsible for and shall pay any and all workers’ compensation and other similar claims asserted by or with respect to any Employees in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that first existed or occurred following the Closing Date.
6.6    Seller’s Financial Books and Records. Seller agrees to maintain all of Seller’s Financial Books and Records for the requisite period prescribed by Applicable Law, but in no event less than seven (7) years. In addition, if and to the extent permitted by Applicable Law, Seller agrees to allow Purchaser, or its agents or representatives, upon reasonable advance notice and at Purchaser’s sole cost and expense, to examine from time to time such Seller’s Financial Books and Records, to promptly cooperate with Purchaser, its agents or representatives in their examination or review of such Seller’s Financial Books and Records, and to permit Purchaser to obtain copies thereof, upon request.
6.7    Approvals and Consents. Prior to the Closing Date, and without limiting the other provisions of this Agreement, Seller and Purchaser will take all corporate and other action and exercise their respective commercially reasonable efforts to fulfill their respective obligations hereunder. In addition, Seller shall use its commercially reasonable best efforts to obtain in writing, at its cost and expense and in form and substance reasonably satisfactory to Purchaser as promptly as possible, all Required Consents (other than the Regulatory Consents which under Section 5.5 are the responsibility of the TRS Entity) and Purchaser shall reasonably cooperate with Seller’s efforts to obtain such consents.
6.8    Discharged Resident Records. For a period of ten (10) years after the Effective Time, Seller agrees to allow Purchaser, or its agents or representatives, in connection with a valid business purpose and upon reasonable advance notice and at Purchaser’s sole cost and expense, to examine from time to time the Discharged Resident Records, to promptly cooperate with Purchaser, its agents or representatives in their examination or review of such Discharged Resident Records, and to permit Purchaser to obtain copies thereof, upon request.
6.9    Management Agreement. The Seller shall cause the EIK Manager to enter into a management agreement with the TRS Entity, as manager (the “Manager”), for the management of the Facility, the form of which shall be agreed to by the parties prior to the expiration of the Diligence Period. The management of such Facility by the Manager shall commence, and the management agreement for such Facility shall be executed and become effective, not less than one (1) day prior to the Closing Date (the “Management Agreement Deadline”).

ARTICLE VII.
INDEMNIFICATION
7.1    Indemnification by Seller.
(a)    Subject to the limitations set forth in this Article VII and the other provisions of this Agreement, each entity comprising Seller shall, jointly and severally, indemnify, protect, defend, exculpate and hold Purchaser, Real Estate Purchasers, the TRS Entity, Purchaser’s Permitted Assignees and their respective partners, shareholders, members, directors, managers, officers, employees and agents (collectively, “Purchaser Indemnified Parties”) harmless from and against, and agree promptly to defend Purchaser Indemnified Parties from and reimburse Purchaser Indemnified Parties for, any and all Losses (collectively, “Purchaser Indemnified Losses”) which Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:
(i)    Any and all obligations of Seller and Seller’s Affiliates, representatives, employees and agents (together with Seller, collectively, “Seller Agents”), or any of them, of any nature whatsoever, including, without limitation, all liabilities and obligations with respect to claims (including, without limitation, recoupment actions, audits or any enforcement by Governmental Authorities or any third parties to collect amounts owed in connection with Third Party Payor Programs), damages, or injuries, related to or arising out of the ownership, use, leasing, management, maintenance or operation of the Facility, the Business or any of the Assets prior to the Effective Time, whether such obligation accrues or is asserted before or after the Effective Time, except for Assumed Liabilities;
(ii)    Any breach, inaccuracy, misrepresentation or omission in any of the representations or warranties made by Seller in or pursuant to (a) this Agreement or any Exhibit or Schedule hereto, or (b) any instrument, certificate or affidavit delivered by Seller at the Closing;
(iii)    Any breach of any covenant, agreement or undertaking made by any of Seller Agents under this Agreement or as set forth in any instrument, certificate or affidavit delivered by or on behalf of Seller Agents at the Closing;
(iv)    Any and all liability or loss arising out of or relating to any failure in connection with the transactions contemplated herein to comply with the requirements of any Applicable Laws relating to bulk sales or transfers;
(v)    Any violation of Environmental Laws by Seller or any discharge of any Hazardous Substance on or from any of the Assets prior to the Effective Time; and/or
(vi)    Any Excluded Liabilities.
(b)    As used herein, “Losses” means any and all damages, losses, taxes, liabilities, claims, judgments, penalties, causes of action, investigations, audits, demands, assessments, adjustment, settlement payments, deficiencies, fines, diminutions in value, costs and expenses (including without limitation reasonable attorney’s fees and court costs) and interest (including interest imposed from the date of any such Loss).
7.2    Indemnification by Purchaser. Subject to the limitations set forth in this Article VII and the other provisions of this Agreement, Purchaser shall indemnify, protect, defend, exculpate, and hold

Seller and its shareholders, members, managers, directors, officers, employees, and agents (collectively, “Seller Indemnified Parties”) harmless from and against, and agree promptly to defend Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, any and all Losses (collectively, “Seller Indemnified Losses”) which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:
(a)    Any material breach or inaccuracy of any of the representations or warranties made by Purchaser in or pursuant to this Agreement or in any instrument, certificate or affidavit delivered by Purchaser to Seller at the Closing or in any Exhibit, Schedule, certificate, or other executed document furnished or to be furnished to Seller hereunder;
(b)    Any failure by Purchaser to carry out, perform, satisfy and discharge in any material respect any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or in any instrument, certificate or affidavit delivered by Purchaser to Seller at the Closing;
(c)    Any and all claims, including any suit, action, or other proceeding brought by applicable Governmental Authorities or quasi-Governmental Authorities against Seller arising from the ownership and operation of the Facility by Purchaser or a Purchaser designee, or as to any overpayments made to Purchaser or a Purchaser designee by third parties including, without limitation, over payments made with respect to Medicare and other Third Party Payor Programs, if applicable; and
(d)    Any and all claims arising out of Purchaser’s post-Closing obligations under the Assumed Liabilities;
(e)    (i) all taxes that result from, relate to or accrue in connection with the operation of the Facility on and after the Closing Date; and (ii) liabilities and obligations arising out of personal injury claims accruing with respect to or related to the services provided at the Facility after the Closing Date; and
(f)    Any and all obligations of Purchaser and Purchaser’s Affiliates, representatives, employees and agents (together with Purchaser, collectively, “Purchaser’s Agents”), or any of them, of any nature whatsoever, including, without limitation, all liabilities and obligations with respect to claims (including, without limitation, recoupment actions, audits or any enforcement by Governmental Authorities or any third parties to collect amounts owed in connection with Third Party Payor Programs), damages, or injuries, related to or arising out of the ownership, use, leasing, management, maintenance or operation of the Facility, the Business or any of the Assets after the Effective Time.
7.3    Notification of Claims and Indemnification Procedures.
(a)    A party entitled to be indemnified pursuant to Section 7.1 or Section 7.2 or any other provision of this Agreement (the “Indemnified Party”) shall notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any third party claim which the Indemnified Party has determined gives rise or will likely give rise to a right of indemnification under this Agreement, within thirty (30) days after the Indemnified Party becomes aware of such claim and has made such determination; provided, however, that the Indemnified Party’s failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party’s rights with respect thereto except to the extent the Indemnified Party is prejudiced by the delay. Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the

Indemnifying Party shall satisfy its obligations under this Article VII within thirty (30) days after the receipt of written notice thereof from the Indemnified Party, it being agreed that the Indemnifying Party need not satisfy such obligations during any period in which the Indemnifying Party is defending in good faith the applicable third party claim in the manner described herein below.
(b)    If the Indemnified Party notifies the Indemnifying Party of any claim pursuant to Section 7.3 (a), and if such claim relates to a claim asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim for which it must indemnify or hold harmless the Indemnified Party under Section 7.1 or Section 7.2, the Indemnifying Party shall have the right to either (i) pay such claim or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case reasonably in advance of the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 7.3 (a) of its election to defend in good faith any such third party claim. So long as the Indemnifying Party is defending in good faith any such claim asserted by a third party against the Indemnified Party and is able to demonstrate to the Indemnified Party its financial wherewithal to fully perform its indemnification obligation in the event such contested claim is resolved adversely to the Indemnified Party, the Indemnified Party shall not settle or compromise such claim. The Indemnified Party shall make available to such counsel all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim. Whether or not the Indemnifying Party elects to defend any such claim, the Indemnified Party shall have no obligations to do so.
(c)    The Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless the Indemnified Party determines in good faith that there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will have the right to choose and fund other counsel to represent the Indemnified Party or to reimburse the Indemnified Party for the expenses of its counsel). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such third party claim, and for so long as the Indemnifying Party diligently pursues such defense and is able to demonstrate to the Indemnified Party its financial wherewithal to fully perform its indemnification obligation in the event such contested claim is resolved adversely to the Indemnified Party, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such third party claim, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable legal expenses and out-of-pocket expenses incurred in connection with such requested participation.
(d)    An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim against an Indemnified Party or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(e)    If any amounts payable by an Indemnifying Party to an Indemnified Party is not paid when due, such unpaid amount shall bear interest at an interest rate equal to a margin of 2% plus the “Prime Rate” as published by the Wall Street Journal (Eastern edition) under its Money Rates column and specified as the base rate on corporate loans at large U.S. commercial banks or, if it no longer publishes such, the rate of interest announced from time to time by Well Fargo Bank as its prime rate, base rate or reference rate.
7.4    Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement shall survive for a period of twelve (12) months following the Closing Date, and shall thereafter cease to be of any force and effect, except for (a) claims as to which notice has been given prior to such date and which are pending on such date, (b) claims based upon representations and warranties set forth in Sections 2.1, 2.2, 2.8 or 2.28 or Seller’s indemnification obligations with respect to Program Reimbursements, if any, which shall survive without limitation, and (c) claims based upon representations and warranties set forth in Sections 2.5, 2.9 or 2.24, which shall survive until the expiration of the applicable statute of limitations (each, a “Claims Period”). If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, then the termination of the survival period of one claim shall not affect a party’s right to make a claim based on the breach of the representation or warranty still surviving. All covenants of the parties contained in this Agreement which have a definitive term associated with such covenant shall survive the Closing Date for such term. All other covenants of the parties contained in this Agreement shall survive the Closing until fully performed.
7.5    Intentionally deleted.
7.6    Net Damages. Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to any proceeds or recoveries actually received by the Indemnified Party from any other third party, including any proceeds from insurance policies covering the event or claim giving rise to the indemnification obligation, net of the reasonable costs incurred by Purchaser or any of its Affiliates in obtaining any such proceeds or recoveries.
7.7    Liability Limitations.
(a)    The maximum aggregate liability of Seller to the Purchaser Indemnified Parties with respect to claims for Purchaser Indemnified Losses under Section 7.1(a)(ii) will be limited to an amount equal to ten percent (10%) of the Purchase Price (the “Cap”); provided, however, the Cap shall not apply to any Purchaser Indemnified Losses incurred or suffered by any of them and arising out of or resulting from (i) any breach of any Exempt Representations and Warranties or (ii) claims based upon intentional behavior.
(b)    The maximum aggregate liability of the Purchaser to the Seller Indemnified Parties with respect to claims under Section 7.2(a) will be limited to the Cap; provided, however, the Cap shall not apply to any Seller Indemnified Losses incurred or suffered by any of them and arising out of or resulting from claims based upon intentional behavior.

(c)    Seller will not have any liability to any Purchaser Indemnified Parties under Section 7.1(a)(ii) until the Purchaser Indemnified Parties shall have incurred on a cumulative basis Losses exceeding Six Hundred Forty Thousand ($640,000.00) (the “Basket”), at which point Seller shall be liable for all Losses incurred by the Purchaser Indemnified Parties, including the amount of the Basket; provided, however, the Basket shall not apply to any Losses incurred or suffered by any of them arising out of or resulting from (i) any breach of any Exempt Representations and Warranties or (ii) claims based upon intentional behavior.
(d)    Purchaser will not have any liability to the Seller Indemnified Parties under Section 7.2(a) until the Seller Indemnified Parties shall have incurred on a cumulative basis Losses exceeding the Basket, at which point Purchaser shall be liable for all Losses incurred by the Seller Indemnified Parties, including the amount of the Basket; provided, however, the Basket shall not apply to any Losses incurred or suffered by any of them arising out of or resulting from claims based upon intentional behavior.
(e)    The representations and warranties set forth in Sections 2.8 (with respect to personal property owned by Seller), 2.23 (Employee and Labor Relations), and 2.24 (Employee Benefit Plans) are hereinafter referred to as the “Exempt Representations and Warranties”. Seller will not have any liability to any Purchaser Indemnified Parties for the Exempt Representations and Warranties until the Purchaser Indemnified Parties shall have incurred on a cumulative basis Losses exceeding One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Exempt Basket”), at which point Seller shall be liable for all Losses incurred by the Purchaser Indemnified Parties, including the amount of the Exempt Basket.
ARTICLE VIII.
CONDITIONS TO THE OBLIGATIONS OF PURCHASER
The obligation of Purchaser to effect the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction of each of the following conditions, unless waived in writing by Purchaser.
8.1    Representations and Warranties; Performance.
(a)    The representations and warranties made by Seller herein and in the Seller Related Documents shall be true and correct in all material respects as of the Date of Execution and at and as of the Closing Date, with the same effect as though made on such date.
(b)    Seller shall have performed and complied with each of its covenants pursuant to this Agreement or any Seller Related Documents in all material respects through the Closing Date (including without limitation, the timely delivery to Purchaser of any materials required to be delivered pursuant to the terms hereof).
8.2    Consents. Seller, Purchaser, Real Estate Purchasers and/or the TRS Entity shall have received or obtained and the Regulatory Consents. Without limiting the foregoing, Purchaser shall be satisfied, in its reasonable discretion, that all material consents have been obtained and all required filings have been made as a condition to the consummation of the transaction set forth in this Agreement, including those set forth in Sections 2.3, 2.4 and 2.6 (collectively, together with the Regulatory Consents, the “Required Consents”).

8.3    No Proceeding or Litigation. No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any Governmental Authority, court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that (a) prevents consummation of any of the transactions contemplated by this Agreement or (b) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.
8.4    Title Insurance. Purchaser shall have received the Title Policies in the forms described in Section 4.10 and Purchaser shall have received satisfactory evidence, including, without limitation, results of Uniform Commercial Code Financing Statement searches, that all Assets are free and clear of encumbrances other than the Permitted Encumbrances, encumbrances arising solely under the Bon Air Mortgage, and any Monetary Encumbrances as Seller shall pay and discharge in full prior to or on or at the Closing.
8.5    Material Adverse Change. There has been no Material Adverse Change. For purposes hereof, the term “Material Adverse Change” shall mean (a) any change or event or effect that is or may be materially adverse to Seller, the Business, or the operations, results of operations, assets, properties or financial condition of the Facility; (b) any change or event or effect that is or may be materially adverse to the ability of Seller to perform its obligations under this Agreement or any of the Seller Documents; (c) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement, including without limitation any revocation of any License required to operate the Facility, the issuance of any moratorium on the acceptance of residents to the Facility, or the general denial of payment by any Governmental Authority with respect to new admissions or the existing residents at the Facility; (d) any change or event or effect that adversely affects validity or enforceability of this Agreement or any of the Seller Documents; (e) receipt of notice from any Governmental Authority of a termination, revocation, rescission, suspension or refusal to renew any of the Licenses; or (f) receipt of notice from any Governmental Authority of a so-called “fast-track” decertification or a survey finding of serious and immediate jeopardy at the Facility.
8.6    Census Condition. With respect to the Facility, the average number of units/rooms occupied by Residents per day during the Test Period shall not be less than ninety-two percent (92%). As used in this Section, the term “Test Period” shall mean the twelve (12) month period ending at the end of a calendar month occurring nearest the sixtieth (60th) day preceding the Closing Date; except that to the extent the days that any units/rooms in the Facility during such period are unavailable for occupancy due to a casualty event, such days shall be excluded from the applicable Test Period. Neither a unit/room of a Resident nor the revenue deriving therefrom shall be included for purposes of the calculations conducted pursuant to this Section if the Residency Agreement for such Resident contains terms that are materially different from the terms set forth on the specimen agreement attached hereto as Schedule 2.7(b) or to the extent that rent and other sums payable thereunder are less than the rate set forth on Schedule 4.1(a)(v).
8.7    Private Pay Status. As of the Closing Date, the Facility shall remain ineligible to receive payment, and shall not have received any payments for or on behalf of any Resident, under Medicaid or Medicaid.
8.8    Other Agreements. Seller shall have delivered into the Closing escrow its countersigned copies of this Agreement and the Seller Related Documents.

ARTICLE IX.
CONDITIONS TO THE OBLIGATIONS OF SELLER
The obligation of Seller to effect the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction of each of the following conditions, unless waived in writing by Seller.
9.1    Representations and Warranties; Performance.
(a)    The representations and warranties made by Purchaser herein and in the Purchaser Related Documents shall be true and correct in all material respects on and as of the Date of Execution and at and as of the Closing Date, with the same effect as though made on such date.
(b)    Purchaser shall have performed and complied with each of its covenants pursuant to this Agreement or any Purchaser Related Documents in all material respects through the Closing Date.
9.2    Consents. Seller, Purchaser, Real Estate Purchasers and/or the TRS Entity shall have received or obtained the Required Consents.
9.3    No Proceeding or Litigation. No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any Governmental Authority, court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that (a) prevents consummation of any of the transactions contemplated by this Agreement or (b) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that Seller has not solicited or encouraged any such action, suit or proceeding.
9.4    Other Agreements. Purchaser shall have delivered into the Closing escrow its countersigned copies of this Agreement and the Purchaser Related Documents, including the Management Agreement.
ARTICLE X.
CLOSING
10.1    Closing.
(a)    Possession. Possession of all Assets sold hereunder shall be delivered to Real Estate Purchasers and the TRS Entity on the Closing Date.
(b)    Seller Closing Documents. Seller shall deliver or cause to be delivered to Purchaser, on the Closing Date, the following Seller Documents:
(i)    duly executed Special Warranty Deeds for the Facility, in recordable form and otherwise sufficient to convey such Facility to Real Estate Purchasers pursuant to laws of the Commonwealth of Virginia, as reasonably approved by Real Estate Purchasers and the Title Company;
(ii)    such additional bills of sale, certificates of title and other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to Purchaser and

Seller, dated as of the Closing Date, conveying title to the Assets, free and clear of all liens, liabilities, security interests or encumbrances except for Permitted Encumbrances;
(iii)    a then current resident roll in the form attached as Schedule 2.7(b), updated Schedules to this Agreement, and schedule of refundable Move-In Deposits all as certified by Seller as of the Closing Date as true, complete and accurate;
(iv)    originals or certified copies of all of the Assumed Contracts, Assumed Residency Agreements and Licenses;
(v)    evidence of the authority of Seller to execute and deliver this Agreement and the Seller Related Documents in order to effectuate the Closing;
(vi)    duly executed affidavit and gap indemnity in the form attached hereto as Schedule 4.10(b);
(vii)    a closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement to be consummated at the Closing (“Closing Statement”), duly executed by Seller;
(viii)    a duly executed certificate of Seller certifying that the conditions set forth in Article VIII have been satisfied and met as of the Closing Date;
(ix)    duly executed certificates and affidavits of non-foreign status in form reasonably acceptable to Purchaser;
(x)    a statement certified by the chief executive or chief financial officer of Seller as to the amount of unsettled Program Reimbursements as of the Closing Date;
(xi)    an accounting of Resident Funds, including the warranty and all other information required pursuant to Section 10.2;
(xii)    intentionally deleted;
(xiii)    duly executed instruments providing for the assignment of Other Contract Rights, and the assignment and assumption of the Assumed Contracts in form and substance reasonably acceptable to Purchaser and Seller (the “Assignment and Assumption Agreement”);
(xiv)    such additional assignments in form reasonably acceptable to Purchaser and Seller of all Assets that are intangible property, including, without limitation, documents, chattel paper, instruments, contract rights, goodwill, going concern value, general intangibles and Intellectual Property, but excluding all Excluded Assets;
(xv)    intentionally deleted;
(xvi)    Seller’s certificate with respect to the Closing Date Program Reimbursement Reserve and related Program Reimbursement Reserve Report required by Section 4.16(b);

(xvii)    the duly executed Management Agreement;
(xviii)    duly executed originals of the Seller Loan Assumption Documents, in quantity as to each as reasonably requested by Lender; and
(xix)    any other documents reasonably required by Purchaser or the Title Company.
(c)    Purchaser Closing Documents. Purchaser shall deliver or cause to be delivered to Seller, on the Closing Date, the following Purchaser Documents:
(i)    payment of the Purchase Price, as provided in Section 1.5;
(ii)    instructions executed by Purchaser authorizing the Deposit to be released to Seller;
(iii)    evidence of the authority of Purchaser to execute and deliver this Agreement and the Purchaser Related Documents in order to effectuate the Closing;
(iv)    the Closing Statement, duly executed by Purchaser;
(v)    the Assignment and Assumption Agreement, duly executed by the appropriate Purchaser designees;
(vi)    intentionally deleted;
(vii)    a duly executed certificate of Purchaser certifying that the conditions set forth in Article IX have been satisfied and met as of the Closing Date;
(viii)    Purchaser’s counterpart to the Closing Statement;
(ix)    intentionally deleted;
(x)    the duly executed Management Agreement;
(xi)    duly executed originals of the Loan Assumption Documents to be executed by Purchaser, in quantity as to each as reasonably requested by Lender; and
(xii)    any other documents reasonably required by Seller.
(d)    Automatic Payment Methods. Seller shall terminate all electronic fund transfers and other automatic payment methods relating to Third Party Payor Programs and health maintenance organizations within thirty (30) days after the Closing Date in order to facilitate the transactions contemplated in this Agreement.
10.2    Resident Funds. At the Closing, Seller shall transfer all funds belonging to Residents which are held by Seller in a custodial capacity (other than Move-In Deposits), including any Resident deposits required by Third Party Payor Programs (collectively, “Resident Funds”), to a bank account designated by Purchaser and Purchaser shall, in writing, acknowledge receipt of and expressly assume all of Seller’s financial and custodial obligations with respect thereto, it being the intent and purpose of this provision that, at the Closing, Seller will be relieved of all fiduciary and custodial obligation with respect to such Resident Funds and that Purchaser or its designee will assume all such obligations and be directly accountable to the Residents with respect to all Resident Funds actually received by Purchaser. At the Closing, Seller shall provide Purchaser with an accounting of all Resident Funds as of the Closing, subject to adjustment within fifteen (15) days following the Closing Date. Such accounting will set forth the names of the Residents for whom such Resident Funds are held and the amounts held on behalf of each Resident, and will be organized by Facility. The accounting must include Seller’s warranty that the accounting is true, correct and complete as of the Closing Date, subject to adjustment during the fifteen (15) day period referenced above.
Notwithstanding the foregoing, Seller will indemnify and hold Purchaser Indemnified Parties harmless from all liabilities, claims and demands in the event the amount of such Resident Funds, if any, refunded to an individual Resident does not represent the full amount due to the individual Resident as of the date of the Final Reconciliation.
10.3    Closing Adjustments.
(a)    Real Estate and Personal Property Taxes; Prorations. Real and personal property taxes and assessments shall be prorated as of the Closing Date for the Facility to which they relate. Said prorations shall be based on the tax year of the municipality in which the Assets are located and shall be based on the most recent available bill. Said prorations shall be made on an accrual basis with reference to the most recent available tax information with a post-closing re-proration being made within thirty (30) days after either party’s receipt of the actual final tax bills for the applicable years. If such amounts are not paid by Seller to Purchaser, or by Purchaser to Seller, as the case may be, within thirty (30) days after the post-closing re-proration, then the amount owed shall accrue interest thereafter at the rate of 1.5% per month; provided, however, that in no event will interest be charged in excess of the amount permitted by Applicable Law.
(b)    Prepaid Resident Fees. In accordance with Section 6.1, Purchaser shall receive a credit for all prepaid resident fees and Move-In Deposits, which amounts shall be subject to reconciliation pursuant to Section 10.5.
(c)    Other Prorations. Charges for water, fuel, gas, oil, heat, electricity and other utilities, operating charges and other prepaid amounts shall be prorated as of the Closing Date for the Facility to which they relate to the extent such accounts are transferred at Closing; provided, that, accounts for water, fuel, gas, oil, heat, electricity and other utilities to the greatest extent practicable shall not be transferred at Closing and each party shall cooperate with the other in order to facilitate a smooth transition through the termination of prior accounts and opening of new accounts effective as of the Effective Time. Any such prorated amounts will not be paid pursuant to the Closing Statement, but will instead be part of the post-closing reconciliation process described in Section 10.5.
(d)    Estimated Costs. All payables, including accounts payable for Inventory, utilities, payroll, services, supplies and materials, which accrue prior to the Effective Time shall be Seller’s responsibility and shall be subject to the reconciliation process described in Section 10.5. All payables, including accounts payable for Inventory, utilities, payroll, services, supplies and materials, which accrue after Effective Time shall be paid by Purchaser.

(e)    Closing Statement Accounting. All calculations and prorations under this Section 10.3 shall be made on the accrual basis of accounting.
10.4    Other Costs at the Closing.
(a)    At or before the Closing, Seller shall pay (i) any grantor’s recordation taxes; and (ii) all sales tax payable with respect to the transfer of tangible personal property included within the Assets. Each of Purchaser and Seller shall pay fifty percent (50%) of any escrow or similar closing charges of the Title Company
(b)    At or before the Closing, the TRS Entity or Real Estate Purchaser shall pay (i) the title exam fees and the basic premium for the Title Policies, (ii) the cost of all title endorsements, (iii) the costs of preparing the Survey, (iv) the costs of any UCC searches, (v) any mortgage tax, (vi) any recording fees; (vii) any sales tax with respect to tangible personal property included within the Assets, and (viii) fifty percent (50%) of any escrow or similar closing charges of the Title Company.
10.5    Post-Closing Purchase Price Reconciliation. Within sixty (60) days after the Closing Date, representatives of Purchaser shall prepare and deliver to Seller a proposed initial statement of reconciliation itemizing the following: (a) all costs, charges and expenses paid by one party with respect to the Facility (for operating costs, utilities, payroll, property taxes and the like which are for time periods occurring both before and after the Effective Time) that are properly allocable to the other party; (b) all Resident rents and service fees actually collected by either party with respect to the Facility, and (c) all other allocated and prorated amounts identified in Section 10.3 above (the “Initial Reconciliation”) and to whom such amounts should be properly allocated. The Initial Reconciliation shall include appropriate detail to identify the items being adjusted. A final reconciliation of all such expenses, costs, charges, service fees and rents shall be prepared by Purchaser and Seller within ninety (90) days after the Closing Date (the “Final Reconciliation”). Throughout the period leading up to the Initial Reconciliation and the Final Reconciliation, each party shall provide to the other party any information it may receive regarding the revenue and expense items described in clauses (a) and (b) of this Section 10.5 and all other allocated and prorated amounts identified in Section 10.3 above. The Final Reconciliation shall appropriately reflect the net amount owed to Purchaser or to Seller as a result of such reconciliation, but without any proration or adjustment made as a result of Inventory, supplies, or other consumables on hand at the Closing (none of which shall be subject to proration or adjustment). After approval of the Final Reconciliation by both parties, the party determined to owe cash as a result of such Final Reconciliation shall promptly pay such cash to the other party. Notwithstanding the foregoing: (y) in the event that after the approval of the Final Reconciliation any the TRS Entity receives any amount from any Third Party Payor Program relating to the provision of services during any period prior to the Effective Time, Purchaser shall cause such TRS Entity to pay such amount to Seller as provided in Sections 6.1 and 6.2; and (z) in the event that after the approval of the Final Reconciliation, Seller receives any amount from any Third Party Payor Program relating to the provision of services during any period after the Effective Time, Seller shall pay such amount to Purchaser as provided in Sections 6.1 and 6.2.

ARTICLE XI.
CONDEMNATION; DAMAGE OR DESTRUCTION
11.1    Condemnation.
(a)    In the event that any proceedings for the condemnation of the Real Property or any portion thereof are instituted by any Governmental Authority prior to Closing, then promptly upon obtaining knowledge of the institution of such proceedings, each party will notify the other party in writing (the “Condemnation Notice”) of the pendency of such proceedings. As used in this Section 11.1: (i) the terms “condemnation”, or “condemn” or “taking” means the exercise of, or intent to exercise, the power of eminent domain, expressed in writing, as well as the filing of any proceeding for such purpose, by a Condemning Authority, and shall include a voluntary sale by Seller to any such Condemning Authority, either under the threat of condemnation or while such proceedings are pending; and (ii) the term “Condemning Authority” means a Governmental Authority with the right or power of eminent domain. A condemnation shall be deemed to occur in point of time upon the actual physical taking of possession pursuant to the exercise of said power of eminent domain. For avoidance of doubt, a condemnation proceeding shall be deemed to commence upon receipt of written notice of the intent to condemn.
(b)    If proceedings for condemnation are instituted by any Condemning Authority with respect to any Real Property or any portion thereof prior to Closing (a “Condemned Property”), then at the election of Purchaser, which election shall be set forth in a written notice from Purchaser to Seller (the “Condemnation Election Notice”), either: (i) this Agreement shall terminate pursuant to this Section 11 upon delivery of the Condemnation Election Notice to Purchaser; (ii) the Condemned Property and all other Assets and Assumed Liabilities that are related to such Condemned Property (collectively, the “Condemned Property Elements”) shall be excluded from the transactions contemplated by this Agreement pursuant to Section 11.1(c) and the Closing shall proceed with respect to the balance of the Assets and Assumed Liabilities; or (iii) this Agreement shall remain in full force and effect, Purchaser shall not be entitled to an abatement of the Purchase Price by reason of such condemnation, and the proceeds of any award or payment in respect of such condemnation shall be paid over to, or assigned to, Purchaser, as applicable, at the Closing. The Condemnation Election Notice shall be delivered by Purchaser to Seller within twenty (20) Business Days following the receipt by Purchaser of the Condemnation Notice. If Purchaser fails to deliver the Condemnation Election Notice within that twenty (20) Business Day period, Purchaser shall be deemed to have elected to terminate this Agreement in its entirety. Any termination of this Agreement pursuant to this Section 11.1(b) shall be in accordance with Article XII below. Condemned Property shall also include the Facility to the extent any change of grade or closing of any such street or highway abutting or adjacent to such Facility would materially impair access to and from such Facility or otherwise materially interfere with its occupancy and use as a residential living care and assisted living care facility.
(c)    In the event that Purchaser makes the election under Section 11.1(b) (ii): (i) all of the respective covenants, obligations, representations and warranties of each of the parties in this Agreement with respect to the Condemned Property Elements shall be void ab initio and of no force or effect; (ii) the Purchase Price shall be reduced by the aggregate fair market values of the Condemned Property Elements; (iii) Seller and Purchaser shall mutually execute a written amendment to this Agreement, to be prepared by Purchaser and subject to the approval of Seller, in its sole and absolute discretion, to confirm and evidence the reduction in the Purchase Price and the application of the provisions of this Section 11.1(c) with respect to the Condemned Property Elements; and (iv) all proceeds from such condemnation shall belong to the applicable Seller.
11.2    Damage or Destruction.
(a)    Subject to the provisions of Section 11.2(b): (x) all risk or loss concerning the Assets that occurs on or prior to the Closing shall be borne by Seller; and (y) all risk of loss concerning the Assets that occurs after the Closing shall be borne by Purchaser.
(b)    In the event that, on or prior to the Closing Date, the Assets are materially damaged in whole or in part by fire or other casualty (“materially” being defined as any damage that in the reasonable estimation of Seller would cost in excess of Five Thousand and 00/100 Dollars ($5,000.00) to repair), the following procedures shall apply:
(i)    Seller shall notify Purchaser in writing of the damage within two (2) Business Days following Seller becoming aware of such damage (the “Asset Damage Notice”).
(ii)    If the estimated costs of repairing damage to any Real Property (the “Damaged Property”) and any Assets located on the Damaged Property (collectively, the “Damaged Property Components”) is less than Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Damage Threshold Amount”), which estimated repair costs (the “Estimated Repair Costs”) shall be determined in accordance with Section 11.2(b)(iii), then the provisions of Section 11.2(c) of this Agreement shall exclusively apply. In the event that the Estimated Repair Costs to repair damage to the Damaged Property Components for any Damaged Property is equal to or greater than the Damage Threshold Amount, then the provisions of Section 11.2(d) of this Agreement shall exclusively apply.
(iii)    Within thirty (30) calendar days following the delivery of the Asset Damage Notice, Seller shall deliver to Purchaser a written notice (the “Damage Estimate Notice”) that sets forth Seller’s reasonable estimate of Estimated Repair Costs to repair the damage to the Damage Property Components for the Damaged Property. In the event that Purchaser reasonably challenges Seller’s estimate of the Estimated Repair Costs in the Damage Estimate Notice, then Purchaser must deliver a written notice to Seller (the “Estimate Dispute Notice”) within thirty (30) days following Purchaser’s receipt of the Damage Estimate Notice that sets forth Purchaser’s estimate of the Estimated Repair Costs. If Purchaser fails to deliver the Estimated Dispute Notice to Seller within such thirty (30) day period, Purchaser shall be deemed to have waived its right to challenge Seller’s estimate of the Estimated Repair Costs in the Damage Estimate Notice and Seller’s estimate shall be binding on the Parties. In the event that Purchaser delivers an Estimate Dispute Notice to Seller, then Seller shall deliver a written notice to Purchaser (the “Estimate Response Notice”), within three (3) Business Days following the delivery of the Estimate Dispute Notice, electing to either: (i) utilize Purchaser’s estimate of Estimated Repair Costs in the Estimate Dispute Notice, in which case Purchaser’s estimate shall be final and binding on the parties, or (ii) have the Estimated Repair Costs determined by a contractor licensed in the Commonwealth of Virginia reasonably acceptable to both Purchaser and Seller (the “Estimating Contractor”). Failure by Seller to deliver the Estimate Response Notice to Purchaser prior to the expiration of such three (3) Business Day period (the “Estimate Election Deadline”) shall be deemed to be Seller’s election to have the Estimated Repair Costs determined by an Estimating Contractor. In the event that Seller elects or is deemed to have elected to have the Estimated Repair Costs determined by an Estimating Contractor, the parties shall mutually attempt to agree on an Estimating Contractor within five (5) Business Days following the Estimating Election Deadline. If the parties are unable to mutually agree on an Estimating Contractor, then prior to the expiration of the five (5) Business Day period, Seller and Purchaser shall each designate in writing to the other party a contractor licensed in the Commonwealth of Virginia and those two designated contractors shall select the Estimating Contractor. The determination by the Estimating Contractor of the amount of the Estimated Repair Costs shall be final and binding on the parties.
(c)    In the event that the Estimated Repair Costs to the Damaged Property Components for any Damaged Property, as determined pursuant to Section 11.2(b)(iii), is less than the Damage Threshold Amount, then Seller shall deliver a written notice to Purchaser (the “Minor Damage Election Notice”) in which Seller elects either to: (i) have Seller that owns the Damaged Property repair the damage to the Damaged Property Components prior to Closing (which shall be extended for a reasonable period of time to permit performance of such repairs) at no cost or expense to Purchaser; or (b) not repair such damage prior to Closing, in which case Purchaser shall be entitled to a credit against the Purchase Price in the amount of the Estimated Repair Costs. If Seller fails to deliver the Minor Damage Election Notice to Purchaser within five (5) Business Days following the determination of Estimated Repair Costs pursuant to Section 11.2(b)(iii), Seller shall be deemed to have elected to have the applicable Seller repair the Damaged Property Components.
(d)    In the event that the Estimated Repair Costs to the Damaged Property Components for any Damaged Property, as determined pursuant to Section 11.2(b)(iii), is equal to or greater than the Damage Threshold Amount, at the election of Purchaser, which election shall be set forth in a written notice from Purchaser to Seller (the “Major Damage Election Notice”), this Agreement may be terminated pursuant to this Section upon delivery of the Major Damage Election Notice to Seller. The Major Damage Election Notice shall be delivered by Purchaser to Seller within five (5) Business Days following the final determination of the Estimated Repair Amount pursuant to Section 11.2(b)(iii). If Purchaser fails to deliver the Major Damage Election Notice within that five (5) Business Day period, Purchaser shall be deemed to have elected to terminate this Agreement. If Purchaser elects to proceed with the Closing of the transactions contemplated under and pursuant to the provisions of this Agreement, Seller shall (i) assign to Purchaser the right to collect any and all insurance proceeds in respect of such Damaged Property after the Closing, and (ii) provide Purchaser a credit against the Purchase Price in an amount of equal to (a) any applicable deductible and (b) any insurance proceeds received as of the Closing Date. Any termination of this Agreement pursuant to this Section 11.2 shall be in accordance with Article XII below.
ARTICLE XII.
TERMINATION; REMEDIES
12.1    Termination Events. This Agreement may be terminated as follows:
(a)    By mutual consent of the parties (a “Consent Termination”) or by either party if the Management Agreement is not executed prior to the expiration of the Diligence Period (the “Management Agreement Termination”);
(b)    By Purchaser if the conditions to Closing set forth in Article VIII have not been satisfied by the Outside Date for reasons other than a breach of this Agreement by Purchaser (a “Purchaser Condition Termination”);

(c)    By Seller if the conditions to Closing set forth in Article IX have not been satisfied by the Outside Date for reasons other than a breach of this Agreement by Seller (a “Seller Condition Termination”);
(d)    By Purchaser as provided in Section 1.8;
(e)    By Purchaser or Seller upon delivery of Regulatory Contingency Termination Notice (a “Regulatory Contingency Termination”) pursuant to Section 5.5;
(f)    By Purchaser pursuant to Section 11.1 or 11.2 (a “Casualty/Condemnation Termination”);
(g)    By Purchaser, in the event of a material breach of this Agreement by Seller which breach is not cured after the notice and cure period provided for in Section 12.2 (a “Seller Breach Termination”); or
(h)    By Seller, in the event of a material breach of this Agreement by Purchaser which breach is not cured after the notice and cure period provided for in Section 12.2 (a “Purchaser Breach Termination”).
12.2    Opportunity to Cure. No party to this Agreement may claim termination pursuant to Section 12.1(g) or (h) or pursue any other remedy referred to in this Section 12 on account of such breach by the other party, without first giving the other party written notice of such breach and not less than thirty (30) days within which to cure such or breach. The Closing Date shall be postponed if necessary to afford such opportunity to cure. Seller may not claim termination pursuant to Section 12.1(d) or pursue any other remedy referred to in this Section 12 on account of Purchaser’s failure to deliver the Deposit to Escrow Agent, without first giving Purchaser written notice of such breach and not less than three (3) Business Days within which to cure such failure. Notwithstanding the foregoing, if Purchaser’s breach is the failure to close after all the conditions precedent described in Article VIII have been satisfied or waived as provided therein, Purchaser shall only be entitled to a period of ten (10) days following the receipt of written notice from Seller to cure such default.
12.3    Effect of Termination; Remedies.
(a)    In the event of a termination of this Agreement by Purchaser or Seller under this Section 12, (i) written notice thereof shall forthwith be given to the other parties and the Escrow Agent; (ii) this Agreement shall forthwith become void and of no further force or effect, other than with respect to Sections 2.28, 3.4, 4.9, 5.1, 12.3 and Article XIII of this Agreement which shall survive the termination of this Agreement and shall be enforceable by the parties hereto, and there shall be no liability or obligation on the part of any party hereto, except for breaches of the surviving provisions of this Agreement set forth immediately above; (iii) Purchaser shall have no right, option, title or interest to purchase the Assets, or any portion thereof; (iv) the Escrow Agreement shall be terminated; (v) if the event of termination is a Refundable Event, Escrow Agent shall return the Deposit to Purchaser, together with any interest earned thereon, if any, as set forth in this Agreement; (vi) if the event of termination is not a Refundable Event, Escrow Agent shall pay the Deposit to Seller, together with any interest earned thereon; and (vii) Purchaser shall withdraw its regulatory filings related to the transactions contemplated by this Agreement or made for the operation of the Facility and the Business after the Closing. The parties will promptly execute any documents and instructions reasonably requested by the other party or Escrow Agent relating to the termination of this Agreement or the Escrow Agreement or the delivery of the Deposit pursuant to this Agreement. “Refundable Events” are expressly limited to the following events: (a) a Consent Termination, (b) a Seller Breach Termination; (c) a Regulatory Contingency Termination; (d) a Purchaser Condition Termination; (e) a Seller Condition Termination, (f) a Casualty/Condemnation Termination, or (g) a Management Agreement Termination. If this Agreement is terminated for any of the above reasons, then a Refundable Event shall have occurred and the Deposit shall be promptly refunded to Purchaser.
(b)    If a Seller Breach Termination occurs, Purchaser shall be entitled to a return of the Deposit and to receive a sum equal to Purchaser’s out-of-pocket costs and expenses, including attorneys’ fees and expenses, from Seller, jointly and severally, as liquidated damages, up to a maximum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (“Transaction Costs”). If, after a default by any Seller that is not cured within the applicable cure period, Purchaser has not terminated this Agreement, Purchaser may, as its sole remedy, (i) seek and shall be entitled to specific performance of Seller’s obligations under this Agreement, and either (x) upon being awarded specific performance, pursue a claim for all costs and expenses, including attorneys’ fees and expenses, in pursuing such claim; or (y) upon being denied specific performance or in the event specific performance is no longer available as a remedy to Purchaser, may elect to terminate pursuant to the immediate following clauses of this Section 12.3(b)(ii), or (ii) if Purchaser so elects, Purchaser in the alternative to such claim for specific performance and related costs and expenses, may terminate this Agreement, and be reimbursed the Deposit and Transaction Costs as set forth above in this Section 12.3(b). If the Closing does not occur, the remedies provided for in this Section shall be the exclusive remedy of Purchaser for a breach of this Agreement by Seller. Notwithstanding the foregoing, the limitation of remedies provided for in this Section shall not apply to (i) any indemnity obligations of Seller under this Agreement, and (ii) any reasonable attorneys’ fees, costs and interest awarded to Purchaser in any proceeding between Seller and Purchaser pursuant to or arising from this Agreement in which Purchaser is the prevailing party.
(c)    If a Purchaser Breach Termination occurs, Seller shall be entitled to receive the Deposit as liquidated damages and no party shall have any further rights or obligations under this Agreement, except as otherwise provided in Section 12.3(a). If Closing does not occur, the remedies provided for in this Section shall be the exclusive remedy of Seller for a breach of this Agreement by Purchaser. Notwithstanding the foregoing, the limitation of remedies provided for in this Section shall not apply to any reasonable attorneys’ fees, costs and interest awarded to Seller in any proceeding between Seller and Purchaser pursuant to or arising out of or relating to this Agreement in which Seller is the prevailing party.
12.4    DAMAGES. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF THE BREACH OF THIS AGREEMENT BY PURCHASER. SUCH DAMAGES WILL, HOWEVER, BE EXTREMELY DIFFICULT TO ASCERTAIN FOR THE FOLLOWING REASONS: (1) THE DAMAGES TO WHICH SELLER WOULD BE ENTITLED IN A COURT OF LAW MAY BE BASED IN PART ON THE DIFFERENCE BETWEEN THE ACTUAL VALUE OF THE ASSETS AND THE ASSUMED LIABILITIES AS OF THE CLOSING DATE AND THE PURCHASE PRICE FOR THE ASSETS AND THE ASSUMED LIABILITIES AS SET FORTH IN THIS AGREEMENT; (2) PROOF OF THE AMOUNT OF SUCH DAMAGES MAY BE BASED ON OPINIONS OF VALUE OF THE ASSETS AND THE ASSUMED LIABILITIES, WHICH CAN VARY IN SIGNIFICANT AMOUNTS; AND (3) IT IS IMPOSSIBLE TO PREDICT AS OF THE DATE OF EXECUTION WHETHER THE VALUE OF THE ASSETS AND THE ASSUMED LIABILITIES WILL INCREASE OR DECREASE AS OF THE CLOSING DATE. PURCHASER AND SELLER

DESIRE TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH PURCHASER MIGHT BE LIABLE SHOULD PURCHASER FAIL TO CONSUMMATE THE ACQUISITION UNDER THIS AGREEMENT. PURCHASER AND SELLER WISH TO AVOID THE COSTS AND LENGTHY DELAYS WHICH WOULD RESULT IF SELLER FILED A LAWSUIT TO COLLECT ITS DAMAGES FOR SUCH A BREACH OF THIS AGREEMENT. THEREFORE, IF THE CLOSING DOES NOT OCCUR ON THE REQUIRED CLOSING DATE DUE TO A BREACH OF THIS AGREEMENT BY PURCHASER, THEN THE SUM EQUAL TO THE FULL AMOUNT OF THE LIQUIDATED DAMAGES SPECIFIED IN SECTION 12.3(c) SHALL BE DEEMED TO CONSTITUTE A REASONABLE ESTIMATE OF THE DAMAGES.
ARTICLE XIII.
MISCELLANEOUS PROVISIONS
13.1    Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of the parties sought to be charged by such amendment, modification or supplement.
13.2    Joint and Several Liability. Each of the entities comprising Seller shall and are hereby jointly and severally liable for all duties, obligations and liabilities of all other entities comprising Seller, arising under or by virtue of this Agreement, including, without limitation, in connection with any breach of Seller’s representations, warranties or covenants.
13.3    Waiver of Compliance; Consent. Any failure of Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 13.3.
13.4    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile or electronic transmission (provided that, if notice is given by electronic transmission, a copy of such notice shall be thereafter promptly deposited with an overnight commercial delivery service as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), and shall be effective when received (including receipt of notice by facsimile or electronic transmission):
(a)    If to Seller, to:
CABA SH Investors, LLC
CABA Operations, LLC
4423 Pheasant Ridge Road, S.W., Suite 301
Roanoke, Virginia 24014
Attention: Hunter D. Smith, President & Principal
Fax No.: (540) 772-6470
Email: Hsmith@smithpackett.com

with a copy to:
Smith/Packett Med-Com, LLC
4423 Pheasant Ridge Road, Suite 301
Roanoke, VA 24014
Attention: Craig A. Penny, Esq.
Fax No.: (540) 772-6470
E-mail: cpenny@smithpackett.com

(b)    If to Purchaser, to:
Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attn.: Stefan Oh
Email: soh@ahinvestors.com

with a copy to:
Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, Georgia 30363
Attention: Steven A. Kaye, Esq.
Fax No.: (404) 873-8100
E-mail: steven.kaye@agg.com

or to such other person or address as any party shall furnish to the other parties in writing pursuant to this Section 13.4.
13.5    Expenses. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
13.6    Attorneys’ Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such party in connection with any action, suit or proceeding to enforce the other’s obligations under this Agreement.
13.7    Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Purchaser may without the prior written consent of Seller (a) assign in whole or in part its rights under this Agreement including its right to acquire any the Facility (or any portion of the Assets) to one or more Affiliates of Purchaser, including joint venture entities in which Purchaser or its Affiliates share control with third parties, (b) assign or collaterally assign its rights to indemnification to any lender, assignee or Affiliate of Purchaser (each such assignee a “Purchaser’s Permitted Assignee”). Notwithstanding the foregoing, any such assignment by Purchaser pursuant to (a) or (b) shall not relieve Purchaser of any of its obligations under this Agreement. Seller may not assign this Agreement without first obtaining Purchaser’s prior written consent, which may be withheld in Purchaser’s sole discretion. Upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section 13.7, Purchaser’s Permitted Assignee(s) shall be deemed to be the Purchaser hereunder (as it relates to the subject of such assignment) and shall be the beneficiary of all of Seller’s warranties, representations and covenants in favor of Purchaser under this Agreement. At Seller’s request, Purchaser will cooperate with Seller to effectuate a tax-deferred exchange under Section 1031 of the Internal Revenue Code and related regulations (including transferring the Property to tenants-in-common) (the “Exchange”), as long as the Closing will not be delayed and Purchaser will incur no materially greater expense or liability in connection with the transactions contemplated under this Agreement than Purchaser would have incurred without the Exchange. Purchaser will execute all documents reasonably requested by Seller or any Qualified Intermediary (as defined by Internal Revenue Service Regulations, Rev. Proc. 2000-12, 2000-4 I.R.B. 387), to effectuate the Exchange (including Seller's assignment of its rights and obligations under this Agreement to the Qualified Intermediary), provided that such documents are in a form reasonably satisfactory to Purchaser.  Purchaser will take all further actions reasonably necessary to effectuate the Exchange.
13.8    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia as to, without limitation, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.
13.9    Business Day. If the date for the giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day, such date shall be automatically extended to the next Business Day. As used herein, a “Business Day” means any day other than a Saturday, Sunday or any other day on which United States federally chartered banks are authorized to be closed.
13.10    Counterparts; Electronic/Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement or any amendment hereto may be delivered by electronic or facsimile transmission.
13.11    Headings; Use of Terms; Section References. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The singular shall include the plural and vice versa where the context shall so require. All references herein to “including” shall mean “including without limitation”. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.
13.12    Entire Agreement. This Agreement, which term as used throughout includes the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.
13.13    Warranty of Authority. Each of the parties warrants that the persons signing on its behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

13.14    Schedules. Nothing in any Schedule or Exhibit shall be deemed adequate to disclose an exception to a representation or warranty made herein unless it describes the relevant facts in reasonable detail. The Schedules are arranged in sections and subsections corresponding to the numbered and lettered sections and subsections of the Agreement to which such Schedule relates, however, a disclosure in any schedule shall be deemed to adequately disclose such information for all purposes under this Agreement. Several Schedules and Exhibits designated in this Agreement are not attached to this Agreement as of the date of execution. Within ten (10) Business Days following the execution of this Agreement, Seller shall deliver to Purchase a complete set of all Schedules and Exhibits not so attached, together with Seller’s written authorization for Purchaser to affix same to its executed copy of this Agreement.
13.15    Time of the Essence. Time is of the essence of this Agreement.
13.16    Representation by Counsel. The parties acknowledge that they have been represented by independent legal counsel of their choosing throughout all of the negotiations that preceded the execution of this Agreement, and that each party has executed this Agreement with the consent and on the advice of such independent legal counsel. This Agreement is a negotiated document. As a result, any rule of construction providing for any ambiguity in the terms of this Agreement to be construed against the draftsperson of this Agreement shall be inapplicable to the interpretation of this Agreement.
13.17    Reliance. The rights of Purchaser to indemnification or any other remedies under this Agreement shall not be impacted or limited by any knowledge that Purchaser may have acquired, or could have acquired, whether before or after the Closing Date, by any investigation or diligence by Purchaser or otherwise. Seller hereby acknowledges and agrees that, in executing and in carrying out the provisions of this Agreement, regardless of any investigation made (or not made) by or on behalf of Purchaser, and regardless of the results of any such investigation made by Purchaser, Purchaser is expressly relying upon the representations, warranties and covenants of Seller contained in this Agreement and any Seller Related Documents.
13.18    Publicity. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make (without the consent of the other party) (a) such public disclosure it believes in good faith is required by Applicable Law (in which case, to the extent practicable, the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure) and (b) disclosures in connection with satisfying or obtaining any Required Consent or disclosures of information already in the public domain.
13.19    Jurisdiction; Waiver of Jury Trial. Except as otherwise provided in this Agreement, in the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Seller Related Document or Purchaser Related Document or any matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the City of Richmond, Virginia, whether a state or federal court; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section 13.19 shall be deemed to prevent any party from seeking to remove any action to a federal court in Richmond, Virginia); and (c) agree to waive to the fullest extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
13.20    Knowledge. As used herein, “Knowledge” or similar capitalized terms mean the knowledge of Hunter D. Smith, Susan Eckert and Brent Russell. For purposes of this definition, such parties shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if any of such parties is or at any time was actually aware of such fact, circumstance or other matter, or if any of such parties, after conducting an investigation reasonable under the circumstances, should have been aware of such fact, circumstance or other matter.
13.21    Cooperation with Audit. Seller acknowledges that Purchaser and its intended assignee(s) are or may be affiliated with a publicly registered company (“Registered Company”) promoted by Purchaser or its Affiliates. Seller acknowledges that it has been advised that Purchaser or such assignee(s) may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent three (3) pre-acquisition fiscal years (the “Audited Years”) and the current fiscal year through June 30, 2015 (the “stub period”) for the Facility. To assist the assignee(s) in preparing the SEC Filings, Seller covenants to provide said assignee(s) with the following during the Diligence Period and thereafter until the first anniversary of the Effective Time: (i) access to bank statements for the Audited Years and stub period; (ii) rent roll as of the end of the Audited Years and stub period; (iii) operating statements for the Audited Years and stub period; (iv) access to the general ledger for the Audited Years and stub period; (v) cash receipts schedule for each month in the Audited Years and stub period; (vi) access to invoices for expenses and capital improvements in the Audited Years and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Years and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Years and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Years and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Years and stub period; (xii) signed representation letter in the form attached hereto as Schedule “13.21-A” (“Representation Letter”), and (xiii) to the extent necessary, a signed audit letter in the form attached hereto as Schedule “13.21-B”(“Audit Letter”). Seller also agrees to deliver a signed Representation Letter and signed Audit Letter to Purchaser within five (5) business days prior to Closing, and such delivery shall be a condition to Closing. The provisions of this Section shall survive Closing. Seller also agrees to reasonably cooperate with Purchaser to obtain a comfort letter, as may be requested by Purchaser.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

PURCHASER:

GAHC3 Chorus Senior Housing Portfolio, LLC,
a Delaware limited liability company,
Its Sole Member,

By: Griffin-American Healthcare REIT III Holdings, LP,
a Delaware limited partnership,
Its Sole Member,

By:	Griffin-American Healthcare REIT III, Inc.,
a Maryland corporation,
Its General Partner,

By:	/s/ JEFFREY T. HANSON
Name:	Jeffrey T. Hanson
Title:	Chief Executive Officer

SELLER:

CABA SH INVESTORS, LLC, a Virgina limited
liability company

By: Smith/Packett Med-Com, LLC, its Manager

By:	/s/ HUNTER D. SMITH
Name:	Hunter D. Smith
Title:	Vice Chairman Manager

CABA OPERATIONS, LLC, a Virginia limited liability company

By: Smith/Packett Med-Com, LLC, its Manager

By:	/s/ HUNTER D. SMITH
Name:	Hunter D. Smith
Title:	Vice Chairman Manager

[Signature Page to Asset Purchase Agreement]

APPENDIX A
Defined Terms

Residency Agreements	2.7(b)	FF&E	Recitals
Affiliate	2.27	Final Reconciliation	10.5
Agreement	Preamble	Financial Statements	2.19
Applicable Laws	Recitals	FMLA	2.24(f)
Assets	Recitals	GAAP	2.19
Assumed Residency Agreements	2.7(b)	Governmental Authority	2.4
Assumed Contracts	2.7(a)	Governmental Approvals	5.5(a)
Assumed Liabilities	1.6(a)	Hazardous Substance	2.9
Books and Records	Recitals	HIPAA	2.16(m)
Business	Recitals	Improvements	Recitals
Business Day	13.9	Indemnified Party	7.3(a)
Closing	1.3(a)	Indemnifying Party	7.3(a)
Closing Date	1.3(a)	Initial Reconciliation	10.5
Closing Statement	10.1(b)(vii)	Intellectual Property	2.18
COBRA	2.24(e)	Inventory	Recitals
Code	2.24(a)	Knowledge	13.20
Common Products	2.9(a)	Licensees	6.10
CON	2.3	Licensing Surveys	2.11
Contracts	2.7(a)	Lists	2.10
Covered Persons	2.24(a)	Losses	7.1(b)
Date of Execution	Recitals	Material Adverse Change	8.5
Deposit	1.5	Material Contracts	2.7(a)
Discharged Resident Records	4.15(a)	Medicaid	2.16(b)
Effective Time	1.3(a)	Medicare	2.16(b)
Employee Benefit Plan(s)	2.24(a)	Monetary Encumbrances	4.10(b)
Employee Records	4.15(a)	Move-In Deposits	6.1(d)
Employee Roster	2.23(l)	Most Recent Financial Statements	2.19
Employees	2.21(b)	TRS Entity	Recitals
Employment Laws	2.23(a)	OFAC	2.10
Enrolled Actuary	6.14(e)	Operating Assets	Recitals
Environmental Inspection Period	4.10(c)	Sellers	Preamble
Environmental Laws	2.9	Seller’s FF&E	Recitals
ERISA	2.24(a)	Orders	2.10
ERISA Affiliate	2.24(a)	Resident Funds	10.3
ERISA Affiliate Employee Benefit Plan	2.24(i)(i)	Resident Records	Recitals
Excluded Assets	1.2	Residents	Recitals
Excluded Liabilities	1.6(b)	Permitted Encumbrances	4.10(c)
Facility	Recitals	Program Reimbursements	4.16(a)
Facility Management	4.3(a)	Program Reimbursements Reserve	4.16(b)
		Program Reimbursements

1

Reserve Report	4.16(b)	Related Party	2.27
Provider Agreements	2.29	Regulatory Consents	5.5(c)
Purchase Price	1.4(a)	Required Consents	8.2
Purchaser	Preamble	Restricted Amount	4.21
Purchaser Documents	1.3(b)	Restricted Distribution Period	4.21
Purchaser Related Documents	3.2(a)	Seller	Preamble
Purchaser Indemnified Losses	7.1(a)	Seller Agents Seller Documents	7.1(a)(i) 1.3(b)
Purchaser Indemnified Parties	7.1(a)	Seller Related Documents Surveys	2.2(a) 4.10(b)
Purchaser’s Permitted Assignee	13.7	Test Period Title Commitments	8.6 4.10(b)
Purchaser’s Representatives	4.3(b)	Title Company	4.10(b)
Real Estate Purchasers	Preamble	Title Policy	4.10(b)
Sellers	Preamble	Transfer Agreements	4.22(b)
Seller’s FF&E	Recitals	Transfer Survey	6.3
Real Property	Recitals	WARN	2.23(k)
Real Property Assets	Recitals	Virginia Licensure Agency	2.4
Real Property Records	Recitals

2